Exhibit 10.27

EXECUTION VERSION

KELLWOOD COMPANY

and

each of its Domestic Subsidiaries party hereto,

as Borrowers

SECOND AMENDED AND RESTATED TERM A LOAN AGREEMENT

Dated as of April 20, 2012

SCSF KELLWOOD FINANCE, LLC

and

SUN KELLWOOD FINANCE, LLC,

as Lenders

and

SUN KELLWOOD FINANCE, LLC,

as Collateral Agent

i

	5.7.3	Lender Obligations	32
5.8	Nature and Extent of Each Borrower’s Liability		32
	5.8.1	Joint and Several Liability	32
	5.8.2	Waivers	33
	5.8.3	Extent of Liability; Contribution	34
	5.8.4	Joint Enterprise	34
	5.8.5	Subordination	34

Section 6.	CONDITIONS PRECEDENT		35

6.1	Conditions Precedent		35

Section 7.	COLLATERAL		36

7.1	Security Reaffirmation		36
7.2	Administration of Accounts		36
7.3	Administration of Inventory		37
	7.3.1	Records and Reports of Inventory	37
	7.3.2	Returns of Inventory	37
	7.3.3	Acquisition, Sale and Maintenance	37
7.4	[Intentionally Omitted]		37
7.5	Administration of Deposit Accounts and Securities Accounts		37
7.6	General Provisions		38
	7.6.1	Location of Collateral	38
	7.6.2	Insurance of Collateral	38

Section 8.	REPRESENTATIONS AND WARRANTIES		39

8.1	General Representations and Warranties		39
	8.1.1	Organization and Qualification	39
	8.1.2	Power and Authority	39
	8.1.3	Enforceability	39
	8.1.4	Capital Structure	39
	8.1.5	Corporate Names; Locations	39
	8.1.6	Title to Properties; Priority of Liens	40
	8.1.7	Financial Statements	40
	8.1.8	Surety Obligations	40
	8.1.9	Taxes	40
	8.1.10	Brokers	41
	8.1.11	Intellectual Property	41
	8.1.12	Governmental Approvals	41
	8.1.13	Compliance with Laws	41
	8.1.14	Compliance with Environmental Laws	41
	8.1.15	Burdensome Contracts	42
	8.1.16	Litigation	42
	8.1.17	No Defaults	42
	8.1.18	ERISA	42
	8.1.19	Trade Relations	42
	8.1.20	Labor Relations	43

	8.1.21	Payable Practices	43
	8.1.22	Not a Regulated Entity	43
	8.1.23	Margin Stock	43
	8.1.24	Plan Assets	43
	8.1.25	Immaterial Subsidiaries	43
	8.1.26	Patriot Act	43
	8.1.27	OFAC	43
	8.1.28	Nature of Business	44
	8.1.29	Material Contracts	44
	8.1.30	No Bankruptcy Filing	44
8.2	Complete Disclosure		44

Section 9.	COVENANTS AND CONTINUING AGREEMENTS		44

9.1	Affirmative Covenants		44
	9.1.1	Inspections	44
	9.1.2	Financial and Other Information	45
	9.1.3	Notices	47
	9.1.4	Landlord and Storage Agreements	47
	9.1.5	Compliance with Laws	48
	9.1.6	Taxes	48
	9.1.7	Insurance	48
	9.1.8	Licenses	48
	9.1.9	Future Subsidiaries	48
	9.1.10	Additional Guarantors	49
	9.1.11	Preservation of Existence, Etc.	49
	9.1.12	Keeping of Records and Books of Account	49
	9.1.13	Maintenance of Properties, Etc.	49
	9.1.14	Obtaining of Permits, Etc.	49
	9.1.15	Further Assurances	49
9.2	Negative Covenants		50
	9.2.1	Permitted Debt	50
	9.2.2	Permitted Liens	51
	9.2.3	[Intentionally Omitted]	52
	9.2.4	Distributions; Upstream Payments	52
	9.2.5	Restricted Investments	53
	9.2.6	Disposition of Assets	53
	9.2.7	Loans; Extensions of Credit	53
	9.2.8	Restrictions on Payment of Certain Debt	53
	9.2.9	Fundamental Changes	53
	9.2.10	Subsidiaries	54
	9.2.11	Organic Documents	54
	9.2.12	Tax Consolidation	54
	9.2.13	Accounting Changes	54
	9.2.14	Restrictive Agreements	54
	9.2.15	Hedging Agreements	54
	9.2.16	Conduct of Business	54

	9.2.17	Affiliate Transactions	54
	9.2.18	Plans	55
	9.2.19	Amendments to the Indenture, Convertible Debenture, the Convertible Debenture Agreement, the Indenture Guaranty, the Convertible Debenture Guaranty, Revolver Agreement or Subordinated Debt	55
	9.2.20	Immaterial Subsidiaries	55
	9.2.21	Fixed Charge Coverage Ratio	56
	9.2.22	Federal Reserve Regulations	56
	9.2.23	Investment Company Act of 1940	56
	9.2.24	2009 Debenture Intercreditor Agreement	56

Section 10.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT		56

10.1	Events of Default		56
10.2	Remedies upon Default		58
10.3	License		59
10.4	Setoff		59
10.5	Remedies Cumulative; No Waiver		60
	10.5.1	Cumulative Rights	60
	10.5.2	Waivers	60

Section 11.	COLLATERAL AGENT		60

11.1	Appointment, Authority and Duties of Collateral Agent		60
	11.1.1	Appointment and Authority	60
	11.1.2	Duties	61
	11.1.3	Collateral Agent Professionals	61
	11.1.4	Instructions of Required Lenders	61
11.2	Agreements Regarding Collateral and Field Examination Reports		61
	11.2.1	Lien Releases; Care of Collateral	61
	11.2.2	Possession of Collateral	62
	11.2.3	Reports	62
11.3	Reliance By Collateral Agent		62
11.4	Action Upon Default		62
11.5	Ratable Sharing		63
11.6	Indemnification of Agent Indemnitees		63
	11.6.1	Indemnification	63
	11.6.2	Proceedings	64
11.7	Limitation on Responsibilities of Collateral Agent		64
11.8	Successor Agent and Co-Agents		64
	11.8.1	Resignation; Successor Collateral Agent	64
	11.8.2	Separate Collateral Agent	65
11.9	Due Diligence and Non-Reliance		65
11.10	No Third Party Beneficiaries		65
11.11	Collateral Agent in its Individual Capacity		66

Section 12.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS		66

12.1	Benefit of Agreement		66
12.2	Participations		66
	12.2.1	Permitted Participants; Effect	66
	12.2.2	Voting Rights	67
	12.2.3	Benefit of Set-Off	67
12.3	Assignments		67
	12.3.1	Permitted Assignments	67
	12.3.2	Effect; Effective Date	67
12.4	Tax Treatment		68
12.5	Register		68

Section 13.	MISCELLANEOUS		68

13.1	Consents, Amendments and Waivers		68
	13.1.1	Amendment	68
	13.1.2	Limitations	69
	13.1.3	Payment for Consents	69
13.2	Indemnity		69
13.3	Notices and Communications		70
	13.3.1	Notice Address	70
	13.3.2	Electronic Communications; Voice Mail	70
	13.3.3	Non -Conforming Communications	70
13.4	Performance of Borrowers’ Obligations		70
13.5	Credit Inquiries		71
13.6	Severability		71
13.7	Cumulative Effect; Conflict of Terms		71
13.8	Counterparts; Facsimile Signatures		71
13.9	Entire Agreement		71
13.10	Obligations of Lenders		71
13.11	Confidentiality		71
13.12	GOVERNING LAW		72
13.13	Consent to Forum		72
13.14	Waivers by Obligors		72
13.15	Patriot Act Notice		73
13.16	Subordination		73
13.17	Advertisement		74
13.18	Intercreditor Agreement		74

v

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Term A Note
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice
Exhibit D	Joinder Agreement
Exhibit E	Compliance Certificate

Schedule 1.1	Lender Term A Loan Amounts
Schedule 7.5	Deposit Accounts
Schedule 7.6.1	Business Locations
Schedule 8.1.4	Names and Capital Structure
Schedule 8.1.5	Corporate Names; Locations
Schedule 8.1.8	Surety Obligations
Schedule 8.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 8.1.14	Environmental Matters
Schedule 8.1.15	Restrictive Agreements
Schedule 8.1.16	Litigation
Schedule 8.1.18	Pension Plans
Schedule 8.1.20	Labor Contracts
Schedule 8.1.29	Material Contracts
Schedule 9.2.1	Existing Indebtedness
Schedule 9.2.2	Existing Liens
Schedule 9.2.5	Investments
Schedule 9.2.17	Existing Affiliate Transactions

SECOND AMENDED AND RESTATED TERM A LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED TERM A LOAN AGREEMENT (this “Agreement”) is dated as of April 20, 2012 among KELLWOOD COMPANY, a Delaware corporation (“Borrower Representative” or “Parent”) and its Domestic Subsidiaries from time to time a party hereto (each a “Borrower” and collectively with Borrower Representative, “Borrowers”), other Obligors (as defined below) party hereto, SCSF Kellwood Finance, LLC, a Delaware limited liability company (“SCSF Finance”) and Sun Kellwood Finance, LLC, a Delaware limited liability company (“Sun Finance” and, together with the SCSF Finance, each a “Lender” and collectively, the “Lenders”) and Sun Finance, in its capacity as collateral agent for each Lender (the “Collateral Agent”).

RECITALS:

WHEREAS, Parent, Borrowers, the other Obligors party thereto, the Lenders and Collateral, are party to that certain Amended and Restated Term A Loan Agreement dated as of October 19, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Agreement”) pursuant to which the Lenders made certain Term A Loans the proceeds of which were used by the Borrowers to pay certain amounts due under the 2009 Holdouts (as defined in the Existing Agreement) and to finance their mutual and collective business enterprise;

WHEREAS, the Parties hereto have agreed to amend and restate the Existing Agreement to, among other things, amend certain of the Definitions and other various provisions contained herein, upon and subject to the terms and conditions set forth herein;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the Loans existing under the Existing Agreement or evidence repayment of any of such Loans and that this Agreement amend and restate in its entirety the Existing Agreement and re-evidence the Loans of the Borrowers outstanding thereunder and the Liens in the Collateral created under the agreements entered in connection therewith;

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

2009 Debentures—the 2009 notes issued pursuant to the 2009 Indenture.

2009 Debenture Intercreditor Agreement—that certain Amended and Restated Intercreditor Agreement of even date herewith, by and between Wells Fargo Bank, National Association (or such other person reasonably acceptable to Collateral Agent), as collateral agent under the 2009 Indenture, the Revolver Agent, the Second Lien Agent and Collateral Agent.

2009 Indenture—that certain indenture, dated as of July 23, 2009, by and between Parent and Wells Fargo Bank, National Association (or such other person reasonably acceptable to Collateral Agent), as trustee and collateral agent, pursuant to which Parent issued $120,590,000 in aggregate principal amount of 12.875% Second-Priority Senior Secured PIK Notes due December 31, 2014.

2009 Indenture Guaranty—that certain Guaranty Agreement (and including any guaranty agreement executed pursuant to the terms thereof and any replacement guaranty) dated as of July 23, 2009, by and among the Guarantors and Wells Fargo Bank, National Association (or such other person reasonably acceptable to Collateral Agent), as trustee, for the holders of the 2009 Debentures, as amended or supplemented from time to time.

Account—as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor—a Person who is obligated under an Account, Chattel Paper or General Intangible.

Acquisition—the acquisition of (a) a controlling Equity Interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such Equity Interest or upon exercise of an option or warrant for, or conversion of securities into, such Equity Interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

Affiliate—with respect to any Person, another Person (a) who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person; (b) who beneficially owns 10% or more of the voting securities or any class of Equity Interests of such first Person; (c) at least 10% of whose voting securities or any class of Equity Interests is beneficially owned, directly or indirectly, by such first Person; or (d) who is an executive or financial officer, director, partner or managing member of such first Person. “Control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through ownership of Equity Interests, by contract or otherwise.

Agent Indemnitees—Collateral Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals—attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Collateral Agent.

Agreement—as defined in the preamble hereto.

Allocable Amount—as defined in Section 5.8.3.

Anti-Terrorism Laws—any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law—all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Approved Fund—any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of business and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition—a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance—an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.

Bankruptcy Code—Title 11 of the United States Code.

Board of Governors—the Board of Governors of the Federal Reserve System.

Borrower Representative—as defined in the preamble to this Agreement.

Borrowers—Borrower and its Domestic Subsidiaries (other than Immaterial Subsidiaries) from time to time parties hereto.

Business Day—any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of—or are in fact closed in, Florida, or Illinois.

Capital Adequacy Regulation—any law, rule, regulation, guideline, request or directive of any central bank or other Governmental Authority, whether or not having the force of law, regarding capital adequacy of a bank or any Person controlling a bank.

Capital Expenditures—all liabilities incurred, expenditures made or payments due (whether or not made) for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, including the principal portion of Capital Leases.

Capital Lease—any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP (but without giving effect to FASB ASC 840).

Capital Lease Obligations—with respect to any Person, obligations of such Person and its Subsidiaries under Capital Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP (but without giving effect to FASB ASC 840).

Cash Collateral—cash, and any interest or other income earned thereon, that is delivered to Collateral Agent to Cash Collateralize any Obligations.

Cash Collateralize—the delivery of cash to Collateral Agent, as security for the payment of Obligations, in an amount equal to with respect to any inchoate or contingent Obligations, Collateral Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents—(a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

CERCLA—the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law—the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that for purposes of this definition, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basell III, shall be deemed to have been adopted and gone into effect after the date of this Agreement.

Change of Control—the occurrence of any of the following events: (a) Sponsor ceases to own and control, beneficially and of record, directly or indirectly, more than 50.1% of the voting and economic Equity Interests in Parent on a fully diluted basis, or

(b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Sponsor shall have acquired beneficial ownership on a fully diluted basis of the voting Equity Interests of Parent sufficient to (whether or not exercised) elect a majority of the members of the board of directors (or similar governing body) of Parent.

Chattel Paper—as defined in the UCC.

Claims—all liabilities, obligations, losses, damages, penalties, judgments, proceedings, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date—as defined in Section 6.1.

Code—the Internal Revenue Code of 1986, as amended.

Collateral—‘Collateral’ as defined in the Security Agreement.

Collateral Agent—as defined in the preamble hereto.

Compliance Certificate—a certificate, substantially in the form of Exhibit E and in substance reasonably satisfactory to Collateral Agent, by which Borrower Representative certifies the absence of any Default or Event of Default and sets forth a reasonably detailed calculation of the Fixed Charge Coverage Ratio for the 12 Fiscal Month period most recently ended (regardless of whether Fixed Charge Coverage Ratio is to be tested for such period).

Consolidated EBITDA—for any period, for Parent and its Subsidiaries on a consolidated basis and without duplication, an amount equal to the sum (provided, that any gains referred to in clauses (e) or (m) below shall be deducted from such sum) of (without duplication) (a) Consolidated Net Income, (b) Consolidated Net Interest Expense deducted in determining such Consolidated Net Income, (c) the amount of taxes, based on or measured by income, used or included in determining such Consolidated Net Income, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (e) to the extent added or deducted in the calculation of Consolidated Net Income, all gains or losses in connection with restructuring the Calvin Klein license owned by Parent and its Subsidiaries in an aggregate amount not to exceed $3,000,000 in the aggregate for all periods, (f) to the extent deducted in the calculation of Consolidated Net Income, all costs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ Koret and Sag Harbor names (including, but not limited to, severance, lease buy-outs, termination costs and losses on inventory), as well as other severance costs, contract termination costs, and costs associated with the shutdown of Borrowers’ Trenton, Tennessee distribution facility, in an aggregate amount not to exceed $1,500,000 during the term of this Agreement; provided, that the aggregate amount added back under this clause (f) for the Fiscal Year ending January 28, 2012 shall not exceed $1,000,000, (g) to the extent deducted in the calculation of Consolidated Net Income, any costs and expenses relating to environmental claims in respect of Borrowers’ New Haven property in an amount not to exceed $2,000,000 in the aggregate for all periods, (h) nonrecurring restructuring charges incurred during Fiscal Years 2012 and 2013, in an aggregate amount for both years not to exceed $1,750,000, to the extent not already covered by any of the clauses (a)-(g) above, (i) losses or expenses reflected in Consolidated Net Income as a result of (A) amounts paid to Sponsor in respect of management fees to the extent (1) permitted under Section 9.2.17 (but not to exceed $3,000,000 in any Fiscal Year) and (2) not included in Consolidated EBITDA for a prior period as accrued but unpaid management fees and expenses pursuant to clause (C) below, (B) amounts paid to Sponsor in respect of expense reimbursements to the extent permitted under Section 9.2.17, and (C) accrued but unpaid management fees and expenses payable to Sponsor permitted under Section 9.2.17, (j) costs and expenses incurred in connection with Permitted Acquisitions, (k) all gains or losses resulting from any adjustments of future purchase price or earnout obligations recorded on the balance sheet (to the extent required by GAAP) in connection with the Rebecca Taylor and Zobha acquisitions or any Permitted Acquisition, in an amount not to exceed $1,000,000 in the aggregate during the term of this Agreement, (1) severance expense incurred outside of a GAAP designated restructuring event not to exceed $25,000 in Fiscal Year 2012, (m) to the extent deducted in the calculation of Consolidated Net Income, expense associated with maintaining the stock option program not to exceed $100,000 during any trailing twelve month period, (n) payment associated with the escheatment audit not to exceed $2,100,000 in aggregate, (o) to the extent deducted in the calculation of Consolidated Net Income, fixed asset write-offs and termination costs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ BLK DNM and Lamb and Flag names, in an aggregate amount not to exceed $5,000,000 during the term of this Agreement, (p) to the extent deducted in the calculation of Consolidated Net Income, all non-cash costs associated with inventory write-downs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ BLK DNM and Lamb and Flag names, in an aggregate amount not to exceed $3,300,000 during the term of this Agreement, and (q) to the extent deducted in the calculation of Consolidated Net Income, any costs and expenses incurred in Fiscal Year 2012 solely in connection with the audit of the Vince business in an amount not to exceed $350,000; provided that for the purpose of this definition, “Consolidated EBITDA” of the Parent and its subsidiaries shall be deemed to be: $5,832,000 for the fiscal quarter ended July 31, 2011, $15,604,000 for the fiscal quarter ended October 31, 2011 and $6,604,000 for the fiscal quarter ended January 31, 2012. For each period of 12 consecutive Fiscal Months ending next following the date of any Acquisition (whether consummated before or after the Closing Date), Consolidated EBITDA shall include the results of operations of the Person or assets so acquired on a historical pro forma basis, and which amounts may include such adjustments as are permitted under Regulation S-X of the Securities and Exchange Commission and reasonably satisfactory to Collateral Agent.

Consolidated Net Income—for any period of computation thereof, the gross revenues from operations of Parent and its Subsidiaries (including payments received by Parent and its Subsidiaries of (a) interest income, and (b) Distributions made in the Ordinary Course of Businesses by Persons in which investment is permitted pursuant to this Agreement and not related to an extraordinary event), less all operating and non-operating expenses of Parent and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with GAAP; but excluding (without duplication): (i) net gains or losses on the sale, conversion or other disposition of capital assets, (ii) net gains or losses on the acquisition, retirement, sale or other disposition of capital stock and other securities of Parent or any Subsidiary, (iii) net gains or losses on the collection of proceeds of life insurance policies, (iv) any write-up or write-down of any asset (provided, that write-downs of Accounts and/or Inventory shall not be so excluded), (v) any net gains resulting from repurchases of Debt, and (vi) any other net gain or loss of an extraordinary nature as determined in accordance with GAAP.

Consolidated Net Interest Expense—for any period, for Parent and its Subsidiaries on a consolidated basis, the sum of (a) all interest and similar expenses that are treated as interest in accordance with GAAP, and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP. For each period of 12 consecutive Fiscal Months ending next following the date of each Acquisition (whether consummated before or after the Closing Date), Consolidated Net Interest Expense as a component of Consolidated EBITDA shall be adjusted on a historical pro forma basis to (i) eliminate interest expense accrued during such period on any Debt repaid in connection with such Acquisition and (ii) include interest expense on any Debt (including Obligations) incurred, acquired or assumed in connection with such Acquisition (“Incremental Debt”) calculated (A) as if all such Incremental Debt had been incurred as of the first day of such 12 consecutive Fiscal Month period and (B) at the following interest rates: (I) for all periods subsequent to the date of the Acquisition and for Incremental Debt assumed or acquired in the Acquisition and in effect prior to the date of Acquisition, at the actual rates of interest applicable thereto, and (II) for all periods prior to the actual incurrence of such Incremental Debt, equal to the rate of interest actually applicable to such Incremental Debt hereunder or under other financing documents applicable thereto as at the end of each affected period of such 12 consecutive Fiscal Months, as the case may be.

Contingent Obligation—any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Convertible Debentures—those certain $200,000,000 3.50% Convertible Senior Debentures maturing June 15, 2034, issued pursuant to that certain Indenture dated as of June 22, 2004 by and between the Parent and Union Bank of California, N.A. or any of its successors, as trustee (as amended or supplemented from time to time, the “Convertible Debenture Agreement”).

Copyright Security Agreement—each copyright security agreement pursuant to which an Obligor grants to Collateral Agent, for the benefit of the Lenders, a Lien on such Obligor’s interest in copyrights as security for the Obligations.

Covenant Testing Period—has the meaning assigned to such term in the Revolver Agreement.

Covenant Testing Trigger Date—has the meaning assigned to such term in the Revolver Agreement.

CWA—the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt—as applied to any Person, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures, credit documents or similar instruments, (c) all Capital Leases, (d) all obligations to pay the deferred purchase price of property or services, other than trade payables incurred and being paid in the Ordinary Course of Business, (e) all payments that would be required to be made in respect of any Hedging Agreement in the event of a termination (including an early termination) on the date of determination, (f) all Contingent Obligations; (g) all reimbursement obligations in connection with (i) letters of credit, bank guarantees or bankers’ acceptances issued for the account of such Person or (ii) surety, customs, reclamation or performance bonds (in each case not related to judgments or litigation) other than those entered into in the Ordinary Course of Business, (h) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse and (i) in the case of Borrowers, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer. Notwithstanding anything herein to the contrary, the term “Debt” shall not include any operating leases that, as a result of changes in GAAP, would classify such operating leases as Capitalized Lease Obligations, required to be reflected on a consolidated balance sheet of Borrowers in accordance with GAAP.

Default—an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate—as defined in Section 3.1(b).

Deposit Account—as defined in the UCC, but excluding the Excluded Accounts.

Deposit Account Control Agreements—the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for a Borrower, in favor of Collateral Agent, for the benefit of Lenders, as security for the Obligations.

Distribution—any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest; or any payment of management or advisory fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith by any Borrower to any holder of any Equity Interest of Parent or any Affiliate of such holder.

Document—as defined in the UCC.

Dollars—lawful money of the United States.

Domestic Subsidiary—a Subsidiary (other than an Immaterial Subsidiary) which is created or organized under the laws of the United States of America, any of its states or the District of Columbia.

Eligible Assignee—a Person that is (a) a Lender, U.S. based Affiliate of a Lender (other than an Obligor or any Subsidiary of an Obligor) or Approved Fund; (b) any other financial institution approved by Required Lenders and the Borrower Representative (which approval by the Borrower Representative shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within ten (10) Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Required Lenders in their discretion.

Enforcement Action—any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws—all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice—a notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release—a release as defined in CERCLA or under any other Environmental Law.

Equipment—as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto.

Equity Interest—the interest of any (a) shareholder in a corporation, (b) partner in a partnership (whether general, limited, limited liability or joint venture), (c) member in a limited liability company, or (d) other Person having any other form of equity security or ownership interest.

ERISA—the Employee Retirement Income Security Act of 1974.

Event of Default—as defined in Section 10.

Exchange Act—the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

Exchange Offer—that certain offer by Borrower Representative, completed as of July 23, 2009, pursuant to which Borrower Representative exchanged $117,832,000 in aggregate principal amount of its 7.875% debentures maturing July 15, 2009 and $13,790,000 in aggregate principal amount of its 7.625% debentures maturing October 15, 2017 for $120,590,000 in aggregate principal amount of its 2009 Debentures.

Excluded Accounts—as defined in Section 7.5.

Excluded Tax—with respect to Collateral Agent, any Lender or any other recipient of a payment to be made by or on account of any Obligation, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which any Borrower is a resident for tax purposes on the Closing Date; (c) any backup withholding Tax required by the Code to be withheld from amounts payable to a Payee that has failed or is unable to comply with

Section 5.7; (d) in the case of a Foreign Payee, any United States withholding Tax that is (i) required pursuant to laws in force at the time such Payee becomes a Payee (or designates a new Lending Office) hereunder, or (ii) attributable to such Payee’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.7, except to the extent that such Foreign Payee (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding Tax; and (e) any Taxes imposed on amounts payable by Borrowers under Sections 1471-1474 of the Code.

Existing Agreement—as defined in the recitals hereto.

Extraordinary Expenses—all costs, expenses or advances that Collateral Agent or a Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Borrower (which shall be reasonable under the circumstances in which they are incurred), including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Collateral Agent, any Lender, any Borrower, any representative of creditors of a Borrower or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Collateral Agent’s Liens with respect to any Collateral), Loan Documents or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Collateral Agent, any Lender in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; or (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations. Such costs, expenses and advances include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Borrower or independent contractors in liquidating any Collateral, and travel expenses.

First Amendment and Restatement Closing Date—March 18, 2011.

Fiscal Month—one of the three fiscal periods in a Fiscal Quarter each of which is approximately one month in duration. There are 12 Fiscal Months in each Fiscal Year.

Fiscal Quarter—one of the four 13-week, or, if applicable, 14-week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on a Saturday of the thirteenth (or fourteenth, if applicable) week in such quarter.

Fiscal Year—the fiscal year of the Parent for financial accounting purposes. The current Fiscal Year will end on January 28, 2012.

Fixed Charge Coverage Ratio—the ratio, determined on a consolidated basis for Parent and its Subsidiaries for the most recent 12 consecutive Fiscal Months, of (a) Consolidated EBITDA minus the sum of (i) Capital Expenditures (except those financed with Permitted Debt other than Revolver Loans or the Second Lien Debt) plus (ii) cash taxes paid, plus (iii) Distributions made by Parent in cash (other than, to the extent included in clause (iii), without duplication, (x) any purchase, redemption or other acquisition or retirement for value of any Equity Interest held by an employee in connection with the termination of employment, death or disability of that employee of any Obligor and (y) management fees, costs and expenses paid to Sponsor by Borrower to the extent deducted in calculation of Consolidated Net Income), to (b) Fixed Charges.

Fixed Charges—the sum, determined on a consolidated basis for Parent and its Subsidiaries for the most recent 12 consecutive Fiscal Months, of (a) Consolidated Net Interest Expense paid or payable in cash (and, for the avoidance of doubt, excluding those paid-in-kind or capitalized), plus (b) scheduled principal payments made on Debt in cash and earnout payments paid in cash (other than earnout payments made in Fiscal Year 2011 in an aggregate amount not to exceed $58,500,000 by Parent and its Subsidiaries with respect to the “Vince” brand).

FLSA—the Fair Labor Standards Act of 1938.

Foreign Lender—any Lender that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Payee—any Payee that is organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof.

Foreign Plan—any employee benefit plan or arrangement maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States, or any employee benefit plan or arrangement mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary—a Subsidiary that is not a Domestic Subsidiary or an Immaterial Subsidiary.

Full Payment—with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding) and (b) a release of any Claims of Obligors arising in connection with the Loan Documents against Collateral Agent and Lenders arising on or before the payment date.

GAAP—generally accepted accounting principles in the United States in effect from time to time.

General Intangibles—as defined in the UCC, including choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification, and all other intangible Property of any kind.

Governmental Approvals—all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority—any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantor Payment—as defined in Section 5.8.3.

Guarantors—each Person who guarantees payments or performance of any Obligations pursuant to Section 5.8 hereof and after the date hereof pursuant to a Joinder Agreement. It is understood that the Obligations shall not be guaranteed by any existing or future Foreign Subsidiary, including any Foreign Subsidiary of any Guarantor.

Hedging Agreement—an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

Immaterial Subsidiaries—American Recreation Products International, Inc., a Delaware corporation, The Kellwood Foundation, an Illinois charitable foundation, Kellwood Financial Services, Inc., a Delaware corporation, XCSI, Inc., a Delaware corporation, Kellwood Retail Group, Inc., a Delaware corporation, MJF Imports, Inc., a New York corporation, Tri W Corporation, a North Carolina corporation, Halmode Apparel, Inc., a Delaware corporation, New Campaign, Inc., a Delaware corporation; and any other Domestic Subsidiary formed or acquired after the Closing Date (a) which is designated as such by the Borrower Representative in a written notice delivered to the Lenders from time to time and (b) which does not (i) own or generate any Accounts (other than intercompany Accounts) or Inventory located in the United States of America and (ii) have revenues in any Fiscal Year in excess of $1,000,000 unless such Immaterial Subsidiary has become a Borrower pursuant to Section 9.2.20 or is an Obligor under the Revolver Agreement.

Indemnified Taxes—all Taxes imposed on a Payee with respect to the Obligations other than Excluded Taxes.

Indemnitees—Agent Indemnitees and Lender Indemnitees.

Indenture—that certain Indenture dated September 30, 1997 by and between The Chase Manhattan Bank, as trustee, or any successor trustee and the Parent, as amended, supplemented or restated from time to time, pursuant to which certain debt securities have been issued by the Parent.

Insolvency Proceeding—any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for reorganization or other similar relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Instrument—as defined in the UCC.

Insurance Assignment—each collateral assignment of insurance pursuant to which an Obligor assigns to Collateral Agent, for the benefit of the Lenders, such Obligor’s rights under business interruption or other insurance policies as Collateral Agent and Required Lenders reasonably deems it appropriate to be assigned, as security for the Obligations.

Intellectual Property—all intellectual and similar Property of a Person, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, registrations and franchises; all books and records describing or used in connection with the foregoing; and all licenses or other rights to use any of the foregoing.

Intellectual Property Claim—any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or Domestic Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercreditor Agreement—means that certain Intercreditor Agreement dated as of the date hereof, by and among each Lender, Parent, Wells Fargo Bank, National Association, Cerberus Business Finance, LLC and any other parties thereto, as may be amended from time to time.

Inventory—as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).

Investment—any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any advance or capital contribution to or other investment in a Person.

Joinder Agreement—an agreement substantially in the form of Exhibit D hereto by which a Domestic Subsidiary of Parent becomes a Borrower hereunder.

Lender Indemnitees—Lenders and their officers, directors, employees, Affiliates (other than an Obligor or any Subsidiary of an Obligor), agents and attorneys.

Lenders—as defined in the preamble to this Agreement, including any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office—the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Collateral Agent and Borrower Representative.

License—any license or agreement under which a Borrower is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor—any Person from whom a Borrower obtains the right to use any Intellectual Property.

Lien—any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.

Loan(s)—the Term A Loan.

Loan Account—the loan account established by each Lender on its books pursuant to Section 5.6.

Loan Documents—this Agreement, Other Agreements and the Security Documents.

Loan Year—each calendar year commencing on the Closing Date and on each anniversary of the Closing Date.

Management Services Agreement—that certain Management Services Agreement dated as of May 29, 2008 by and between Parent and Sun Capital Partners Management V, LLC, as in effect on the date hereof.

Margin Stock—as defined in Regulation U of the Board of Governors.

Material Adverse Effect—the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, or condition (financial or otherwise) of Borrowers taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Collateral Agent’s Liens on any Collateral; (b) impairs the ability of Borrowers taken as a whole to repay the Obligations or materially impairs the ability of any Borrower to perform any other obligation under the Loan Documents, or (c) otherwise impairs the ability of any Lender to enforce or collect any Obligations or of the Collateral Agent to realize upon any Borrowing Base Collateral (under and as defined in the Revolver Agreement).

Material Contract—any agreement or arrangement to which an Obligor is party (other than the Loan Documents, the Second Lien Debt Documents or Revolver Loan Documents) (a) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect, or (b) that relates to Subordinated Debt, Debt under the 2009 Indenture or Debt in an aggregate amount of $46,000,000 or more.

Moody’s—Moody’s Investors Service, Inc., and its successors.

Multiemplover Plan—any employee benefit plan or arrangement described in Section 4001(a)(3) of ERISA that is maintained or contributed to by any Obligor.

Notes—the Term A Note or other promissory note executed by a Borrower to evidence any Obligations.

Obligations—all (a) principal of and premium, if any, on the Loans, (b) interest (which shall include any capitalized interest), expenses, fees and other sums payable by Obligors under Loan Documents, (c) obligations of Obligors under any indemnity for Claims, (d) Extraordinary Expenses, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed or allowable in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor—each Borrower, any Guarantor and any other Person that is liable for payment of the Obligations or that has granted a Lien in favor of Collateral Agent on its assets to secure the Obligations.

OFAC—The Office of Foreign Assets Control of the U.S. Department of the Treasury.

Ordinary Course of Business—the ordinary course of business of any Borrower or Subsidiary and undertaken in good faith.

Organic Documents—with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA—the Occupational Safety and Hazard Act of 1970.

Other Agreement—each Note, financial statement, report delivered hereunder, 2009 Debenture Intercreditor Agreement, Intercreditor Agreement, the Security Documents or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter executed by an Obligor or other Person in favor of

Collateral Agent or a Lender in connection with any transactions relating hereto, but excluding, for the avoidance of doubt, the Management Services Agreement or any documents executed in connection with any equity investment in any Obligor.

Other Taxes—all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

Parent—as defined in the preamble to this Agreement.

Participant—as defined in Section 12.2.

Patent Security Agreement—each patent security agreement pursuant to which an Obligor grants to Collateral Agent, for the benefit of Lenders, a Lien on such Obligor’s interests in its patents, as security for the Obligations.

Patriot Act—the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payee—Collateral Agent, any Lender or any other recipient of a payment to be made by or on account of any Obligation.

Payment Item—each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

Permitted Acquisition—any Acquisition effected with the consent and approval of the board of directors or other applicable governing body of the Person being acquired, and with the duly obtained approval of such shareholders or other holders of equity or other ownership interest as such Person may be required to obtain, so long as (i) immediately prior to and immediately after the consummation of such Acquisition, no Default or Event of Default has occurred and is continuing, (ii) substantially all of the sales and operating profits generated by such Person (or assets) so acquired or invested are derived from a line or lines of business that are part of, or complementary, to the business as then conducted by Borrowers and Subsidiaries and (iii) otherwise permitted under the Revolver Agreement, as in effect on the date hereof.

Permitted Asset Disposition—an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) one or more dispositions of Equipment or Real Estate so long as the net book value, as determined in accordance with GAAP, in the aggregate for all such dispositions does not to exceed $5,000,000 over the term of the Agreement; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) a termination of a lease of real or personal Property or License that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; (e) a disposition of Investments of the type described in clause (c) of the definition of “Restricted Investments” in the ordinary course of management of the investment portfolio of Borrowers and Subsidiaries; (f) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens; (g) the sale of the Phat Farm business and related intellectual property, so long as no Event of Default exists and the gross cash proceeds from such sale are not less than $3,500,000 or (h) otherwise permitted under the Revolver Agreement, as in effect on the date hereof.

Permitted Contingent Obligations—Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; or (g) guarantee obligations of a Borrower or any Domestic Subsidiary in respect of Debt or operating leases and other non-Debt obligations otherwise permitted under this Agreement of a Borrower or any wholly-owned Domestic Subsidiary.

Permitted Distributions—any Distribution permitted under the Revolver Agreement, as in effect on the date hereof.

Permitted Investment—investments described in clauses (a)—(i) of the definition of Restricted Investment.

Permitted Lien—as defined in Section 9.2.2.

Permitted Purchase Money Debt—Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, provided that the aggregate outstanding amount of such Purchase Money Debt shall not exceed $5,750,000 at any time.

Person—any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan—an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (a) maintained by an Obligor for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which an Obligor is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

Pro Rata—with respect to any Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the amount of such Lender’s Loan amount as set forth on Schedule 1.1 by all outstanding Loans.

Properly Contested—with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or such Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any Collateral of such Obligor with a value in excess of $287,500; (e) no Lien is imposed on Collateral of such Obligor, unless bonded and stayed to the satisfaction of the Required Lenders; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property—any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt—(a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets which does not exceed on the date of acquisition the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) of items described in the preceding clauses (a) and (b).

Purchase Money Lien—a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

RCRA—the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate—all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions—the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount (including, any capitalized interest with respect thereto that does not exceed the principal amount (to the extent such interest was permitted to be capitalized hereunder)) of the Debt being extended, renewed or refinanced; (b) if the original Debt was subordinated to the Obligations, it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (c) the representations, covenants and defaults applicable to it are no less favorable in any material respect to Obligors than those applicable to the Debt being extended, renewed or refinanced; (d) no Lien is granted to secure it other than Liens securing the original Debt; (e) if the original Debt was the obligation of a Foreign Subsidiary, no Obligor becomes obligated on such Debt; (f) upon giving effect to it, no Default or Event of Default exists; (g) if the Stated Maturity of the Debt being extended, renewed or refinanced is earlier than the Stated Maturity of the Obligations, it has a Stated Maturity no earlier than the Stated Maturity of the Debt being extended, renewed or refinanced; and (h) it has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Debt being extended, renewed or refinanced.

Refinancing Debt—Debt that is the result of an extension, renewal or refinancing of Debt permitted under Section 9.2.1(b), (d) or (j).

Reportable Event—any event set forth in Section 4043(b) of ERISA.

Required Lenders—the Lenders having Loans in excess of 51% of all outstanding Loans.

Responsible Officer—with respect to all certificates and financial matters hereunder, President, Chief Executive Officer, and Chief Financial Officer of a Borrower (the “Principal Responsible Officers”) and, with respect to all notices and other matters hereunder, any Principal Responsible Officer, the Vice President, Finance and Controller, Vice President, Treasurer or General Counsel of the Borrower Representative or any other officer expressly designated by the Board of Directors of the Borrower Representative (or the appropriate committee thereof) or a Principal Responsible Officer as a Responsible Officer of the Borrower Representative. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower Representative shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of the Borrower Representative and each other Borrower on whose behalf it is delivered and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower Representative and each such Borrower.

Restricted Investment—any Investment by an Obligor, other than (a) Investments (other than those permitted by clause (b) through (g) of this definition) that are existing on the Closing Date and are listed on Schedule 9.2.5; (b) Investments in Subsidiaries to the extent existing on the Closing Date; (c) cash and Cash Equivalents that are subject to Collateral Agent’s Lien and, subject to the Intercreditor Agreement, control; provided that, the cash consisting of collected funds and Cash Equivalents held by the Obligors shall not exceed $11,500,000 in the aggregate (excluding amounts held in employee trust accounts) for more than three (3) consecutive Business Days so long as any Revolver Debt is outstanding, (d) loans, advances and credit extensions permitted under Section 9.2.7; (e) Investments of (i) any Subsidiary in a Borrower or (ii) any Obligor in another Obligor or (iii) any Subsidiary which is not an Obligor in another Subsidiary which is not an Obligor; (f) with respect to any Obligor, Permitted Acquisitions; (g) Investments permitted by Section 9.2.9; (h) other Investments and Acquisitions consummated after the Closing Date by any Subsidiary which is not an Obligor which Investments or Acquisitions do not contain any Contingent Obligations, or any direct or contingent liabilities, of any Obligor and which have not been financed in whole or in part by any Obligor and (i) any other Investment permitted under the Revolver Agreement, as in effect on the date hereof.

Restrictive Agreement—an agreement (other than a Loan Document, Revolver Loan Documents and Second Lien Debt Documents) that conditions or restricts the right of any Borrower, Domestic Subsidiary or other Obligor to incur or repay the Obligations, to grant Liens on the Collateral, to declare or make Distributions to an Obligor, to modify, extend or renew the Obligations, or to repay any intercompany Debt owed to an Obligor.

Revolver Agreement—means that certain Credit Agreement dated as of the date hereof, among the Parent and its Domestic Subsidiaries from time to time party thereto, the financial institutions party thereto and Wells Fargo Bank, National Association (the “Revolver Agent”), as agent for the Lenders (as defined therein) (as may be amended, restated, supplemented, refunded, refinanced, replaced or otherwise modified from time to time subject to the terms of this Agreement and the Intercreditor Agreement).

Revolver Debt—shall mean the ‘Obligations’ as defined in the Revolver Agreement (as may be amended, restated, supplemented, refunded, refinanced, replaced or otherwise modified from time to time subject to the terms of this Agreement and the Intercreditor Agreement).

Revolver Loan Documents—means ‘Loan Documents’ as defined in the Revolver Agreement (as may be amended, restated, supplemented, refunded, refinanced, replaced or otherwise modified from time to time subject to the terms of this Agreement and the Intercreditor Agreement).

Royalties—all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.

S&P—Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Sanctioned Entity—(a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

Sanctioned Person—a person named on the list of Specially Designated Nationals maintained by OFAC.

Second Lien Agent—Cerberus Business Finance, LLC or its successors or assigns.

Second Lien Debt—indebtedness and other obligations evidenced by the Second Lien Debt Documents and subject to the Intercreditor Agreement.

Second Lien Debt Documents—Term Loan Agreement dated as of the date hereof, among the Parent and its Domestic Subsidiaries from time to time party thereto, the Second Lien Agent and lenders from time to time party thereto (the “Second Lien Term Loan Agreement”) and the “Loan Documents” as defined therein.

Securities Account Control Agreements—the Securities Account control agreements to be executed by each securities intermediary maintaining a Securities Account for a Borrower, in favor of Collateral Agent, for the benefit of Lenders, as security for the Obligations.

Securities Account—as defined in the UCC.

Security Agreement—the security agreement dated as of the date hereof made by each Obligor in favor of Collateral Agent, for the benefit of Lenders, securing the Obligations.

Security Documents—the Security Agreement, the Copyright Security Agreement, the Patent Security Agreement, Trademark Security Agreements, insurance assignments, control agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Software—as defined in the UCC.

Solvent—as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any loan documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Sponsor—means Sun Capital Partners, Inc. or any of its Affiliates.

Stated Maturity—with respect to any installment of interest or principal on any series of Debt, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Debt as of the date of this Agreement, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

Subordinated Debt—Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to Full Payment of all Obligations in a manner and form satisfactory to each Lender, and is unsecured and does not amortize prior to the Termination Date.

Subsidiary—any entity at least 50% of whose voting securities or Equity Interests is owned by an Obligor or any combination of Obligors (including indirect ownership by an Obligor through other entities in which such Obligor directly or indirectly owns 50% of the voting securities or Equity Interests).

Taxes—all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Trademark Security Agreement—each trademark security agreement pursuant to which an Obligor grants to Collateral Agent, for the benefit of Lenders, a Lien on such Obligor’s interests in trademarks, as security for the Obligations.

Term A Loans—the loans made pursuant to Section 2.1.1 of this Agreement. The amount of each Lender’s Pro Rata share of the Term B Loans as of the Closing Date is set forth on Schedule 1.1.

Term A Notes—a promissory note by Borrowers in favor of a Lender in the form of Exhibit A, evidencing the amount of such Lender’s Term A Loan amount as set forth on Schedule 1.1.

Term B/C/D/E/F Loan Agreement—means that certain Fourth Amended and Restated Term Loan Agreement, dated as of the date hereof, by and among Parent, Borrowers, the other obligors party thereto, SCSF Finance, Sun Finance and the Collateral Agent.

Term B/C/D/E/F Loan Debt—means the ‘Obligations’ as defined in the Term B/C/D/E/F Loan Agreement, as in effect on the date hereof or as amended or modified in a manner consistent with the terms of the Intercreditor Agreement.

Termination Date—shall mean the earlier of (i) January 19, 2017, (ii) the date on which the Second Lien Debt under the Second Lien Term Loan Agreement has been paid in full in cash and all commitments to lend under the Second Lien Term Loan Agreement have been terminated; provided that, if the stated maturity date of the Second Lien Debt is extended, the stated maturity date set forth in clause (i) of this definition of the Loans shall be extended by a period of the same duration and (iii) the date on which all the Loans and Obligations are accelerated pursuant to Section 10.2.

Transferee—any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC—the Uniform Commercial Code as in effect in the State of Illinois or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Ultimate Parent—Kellwood Holding Corp., a Delaware corporation.

Upstream Payment—a Distribution by a Subsidiary of a Borrower to such Borrower.

US Foreign Holdco—any Domestic Subsidiary that is a holding company and whose assets consist solely of Stock or other equity of a Foreign Subsidiary and other assets of de minimis value (it being understood that such Domestic Subsidiary does not own any Accounts or Inventory).

Weighted Average Life to Maturity—when applied to any Debt at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Debt, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Debt.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to the Lenders before the Closing Date and using the same inventory valuation method as used in such financial statements. If GAAP changes during the term of this Agreement, or if the Borrowers interpret or apply GAAP differently (and Borrowers’ certified public accountants concur in such interpretation or application) from how it was interpreted or applied in preparing the financial statements provided to the Lenders prior to the Closing Date, such that any financial ratios or covenants contained herein would then be calculated in a different manner or with different components, then Borrowers shall provide the Lenders with prior written notice of any such changes and upon the request of either the Borrowers or the Lenders, the Borrowers and the Lenders agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those financial ratios or covenants as criteria for evaluating the Obligors’ financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrowers, the Lenders so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of Illinois from time to time: “Chattel Paper,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles” and “Instrument.”

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Lenders’ notice addresses under Section 13.3.1; or (g) discretion of any Lender mean the sole and absolute discretion of such Person. All calculations of fundings of the Loans, and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision.

Section 2. CREDIT FACILITIES

2.1 Term Loans

2.1.1 Term A Loans. Each Lender severally made a Term A Loan to the Borrowers prior to the date hereof. The amount of Term A Loans outstanding as of the date hereof is set forth on Schedule 1.1 hereto.

2.1.2 Term Notes. The Term A Loans made by each Lender and interest accruing thereon shall be evidenced by the records of such Lender. At the request of any Lender, Borrowers shall deliver a Term A Note in the principal amount equal to such Lender’s Term A Loans to such Lender.

2.1.3 Use of Proceeds. The proceeds of the Term A Loans were used by the Borrowers to pay certain amounts due under the 2009 Holdouts (as defined in the Existing Agreement) and to finance their mutual and collective business enterprise.

2.1.4 Prepayments. (a) Voluntary Prepayments. Borrowers may at any time on at least five (5) days’ prior written notice by Borrower Representative to each Lender voluntarily prepay all or part of the Loans; provided that any such prepayments or reductions shall be in a minimum amount of $500,000 and integral multiples of $250,000 in excess of such amount.

(b) Mandatory Prepayments.

(i) Upon the occurrence of a Change of Control, the Borrowers shall make Full Payment of all Obligations;

(ii) Upon the sale of all or substantially all of the assets of the Borrowers and their Subsidiaries taken as a whole, in a transaction or a series of transactions, the Borrowers shall make Full Payment of all Obligations; and

(iii) On Termination Date, the Borrowers shall make Full Payment of all Obligations.

Section 3. INTEREST AND CHARGES

3.1 Rates and Payment of Interest. (a) The Obligations shall bear interest as follows: 10% per annum will be payable by adding such accrued interest to the principal amount of the Loans on the last day of the Fiscal Quarter then ended; provided, that Borrowers may elect, at their option, so long as Excess Availability (as defined in the Revolver Agreement, as in effect on the date hereof) is not less than $45,000,000, to pay a portion of such interest equal to 5% per annum in cash. Interest shall accrue from the date the Loans are advanced or the Obligation is incurred or payable, until paid by Borrowers.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if the Required Lenders in their discretion so elect, Obligations shall bear interest at a rate equal to the rates set forth in Section 3.1(a) plus 2.0% (the “Default Rate”). To the extent permitted by the Intercreditor Agreement, the Default Rate shall be payable in cash. To the extent the Intercreditor Agreement does not permit the Default Rate to be paid in cash, the Default Rate shall be paid in kind by capitalizing such amount to the principal amount of the Loans on the last day of the Fiscal Quarter then ended. Each Borrower acknowledges that the cost and expense to each Lender due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate the Lenders for such added cost and expense.

(c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the last day of each Fiscal Quarter, (ii) on any date of prepayment, with respect to the principal amount of the Loans being prepaid; and (iii) on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.2 Computation of Interest and Yield Protection. All computations of interest shall be computed for the actual days elapsed, based on a 365-day or 366-day year as applicable. Each determination by the Lenders of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.

3.3 Reimbursement Obligations. Subject to the terms of the Intercreditor Agreement, Borrowers shall reimburse Collateral Agent and Lenders, without duplication, for all Extraordinary Expenses. Borrowers shall also reimburse the Collateral Agent and each Lender for all reasonable out-of-pocket and invoiced legal fees (which invoice may omit information that such counsel reasonably deems privileged) and all reasonable out-of-pocket accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Collateral Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 9.1.1, each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Collateral Agent’s or Lender’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Collateral Agent’s or a Lender’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Collateral Agent, any Lender or any of their Affiliates (other than an Obligor or any Subsidiary of an Obligor) may have with such professionals with respect to this or any other transaction. All amounts reimbursable by Borrowers under this Section shall constitute Obligations secured by the Collateral and shall be payable on demand.

3.4 Capital Adequacy. If a Lender determines that any introduction of or any change in a Capital Adequacy Regulation, any change in the interpretation or administration of a Capital Adequacy Regulation by a Governmental Authority charged with interpretation or administration thereof, or any compliance by such Lender or any Person controlling such Lender with a Capital Adequacy Regulation, increases the amount of capital required or expected to be maintained by such Lender or Person (taking into consideration its capital adequacy policies and desired return on capital) as a consequence of such Lender’s Loans or other Obligations under the Loan Documents, then Borrowers shall, subject to the Intercreditor Agreement, within five days following demand therefor, pay such Lender an amount sufficient to compensate for such increase. A Lender’s demand for payment (delivered to Borrower Representative) shall set forth the nature of the occurrence giving rise to such compensation and a calculation of the amount to be paid. In determining such amount, the Lender may use any reasonable averaging and attribution method.

3.5 Mitigation. Each Lender agrees that (i) upon becoming aware that it is subject to Section 3.4 or 5.6, it will take reasonable measures to reduce Borrowers’ obligations under such Sections, including funding or maintaining its Loans through another office, as long as use of such measures would not adversely affect the Lender’s Loans, business or interests, and would not be inconsistent with any internal policy or applicable legal or regulatory restriction and (ii) Borrowers shall have no obligation to reimburse any Lender under Sections 3.4 or 5.7 for costs or taxes incurred more than 90 days prior to notice to Borrower Representative with respect thereto.

3.6 Maximum Interest. In no event shall interest, charges or other amounts that are contracted for, charged or received by the Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (“maximum rate”). If, in any month, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate during prior periods. If, upon Full Payment of the Obligations, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section, have accrued under the Loan Documents, then Borrowers shall, to the extent permitted by Applicable Law, pay to each Lender (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times, or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid under the Loan Documents. If a court of competent jurisdiction determines that any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, Obligations other than interest (regardless of any erroneous application thereof by any Lender), and upon Full Payment of the Obligations, any balance shall be refunded to Borrowers. In determining whether any excess interest has been charged or received by any Lender, all interest at any time charged or received from Borrowers in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.

Section 4. LOAN ADMINISTRATION.

4.1 Borrower Representative. Each Borrower hereby designates the Borrower Representative as its representative and agent for all purposes under the Loan Documents, including delivery or receipt of communications with any Lender, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with any Lender. Borrower Representative hereby accepts such appointment. Collateral Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by Borrower Representative on behalf of any Borrower. Lenders may send any notice or communication with a Borrower hereunder to Borrower Representative on behalf of such Borrower. Lenders shall have the right, in its discretion, to deal exclusively with Borrower Representative for any or all purposes under the Loan Documents. Each Borrower agrees that any notice election, communication, representation, agreement or undertaking made on its behalf by Borrower Representative shall be binding upon and enforceable against it.

4.2 One Obligation. The Loans and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Collateral Agent’s Lien upon all Collateral; provided, however that Collateral Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.3 Effect of Termination. Subject to the Intercreditor Agreement, the principal amount of each Loan and all other Obligations shall be due and payable on the Termination Date. All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Collateral Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Collateral Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Collateral Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Collateral Agent receives (a) a written agreement, executed by Borrower Representative and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Collateral Agent and Lenders from any such damages; or (b) such Cash Collateral as Collateral Agent, in its discretion, deems necessary to protect against any such damages. The provisions of Sections 3.3, 3.4, 5.3, 5.7, 11, 13.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

Section 5. PAYMENTS.

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Indemnified Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Borrower Representative may, at the time of payment, specify to each Lender the Obligations to which such payment is to be applied, but each Lender shall in all events retain the right to apply such payment in such manner as the Lenders, subject to the provisions hereof, may determine to be appropriate. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. All payments received by the Lenders pursuant to this Agreement shall be applied in accordance with such Lender’s applicable Pro Rata portion of the aggregate outstanding Loans as of such date.

5.2 Payment of Other Obligations. Subject to the Intercreditor Agreement, Obligations other than the Loans, including Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.3 Marshaling; Payments Set Aside. None of the Collateral Agent or the Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to the Lenders, or if Collateral Agent or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.4 Post-Default Allocation of Payments

5.4.1 Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows and subject to the Intercreditor Agreement:

(a) first, to all costs and expenses, including Extraordinary Expenses, owing to Collateral Agent and then to Lenders;

(b) second, to all Obligations constituting unpaid fees;

(c) third, to all Obligations constituting accrued and unpaid interest; and

(d) last, to all other Obligations.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a Pro Rata basis among the Obligations in the category. The allocations set forth in this Section are solely to determine the rights and priorities of the Collateral Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor.

5.4.2 Erroneous Application. Collateral Agent and the Lenders shall not be liable for any application of amounts made by it/them in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.5 Loan Account. Each Lender shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan. Any failure of a Lender to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Each Lender may maintain a single Loan Account in the name of the Borrower Representative for such Lender’s Loans, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

Entries made in a Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Accounts is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the applicable Lender in writing within 60 days after receipt or inspection that specific information is subject to dispute.

5.6 Taxes.

5.6.1 Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of and without reduction for any Indemnified Taxes. If Applicable Law requires any Obligor or any Payee to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be, to the extent permitted by applicable law, based on information provided pursuant to Section 5.7 and the applicable Obligor or Payee shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that the applicable Payee receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.6.2 Payment. Borrowers shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) each Payee for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Payee, or paid by any Payee, with respect to any Obligations, whether or not such

Indemnified Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto; provided, however, that Borrowers shall not be required to compensate Collateral Agent or any Lender for any Indemnified Taxes or Other Taxes incurred more than six months prior to the date that the applicable Payee notifies Borrower Representative of such Indemnified Taxes or Other Taxes and of such Payee’s intention to claim compensation therefor; provided, further, that, if the circumstances giving rise to such Indemnified Taxes or Other Taxes is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of any such payment or liability delivered to Borrower Representative by any Payee (with a copy to Collateral Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Indemnified Taxes by a Borrower, Borrower Representative shall deliver to Collateral Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Collateral Agent. This Section 5.6 shall survive the repayment of the Loans and the termination of this Agreement.

5.6.3 Refunds. So long as no Event of Default is then in existence, if Collateral Agent or any Lender determines, in its sole discretion acting in good faith, that is has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts hereunder, it shall pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers hereunder with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and without interest (other than any interest by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon request of Collateral Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Collateral Agent or such Lender in the event Collateral Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.6.3 shall not be construed to require Collateral Agent or any Lender to make available its tax returns to the Borrowers or any other person.

5.7 Lender Tax Information.

5.7.1 Status of Lenders. Each Payee shall deliver documentation and information to Collateral Agent and Borrower Representative, at the times and in form required by Applicable Law or reasonably requested by Collateral Agent or Borrower Representative, sufficient to permit Collateral Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Payee’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Payee’s status for withholding tax purposes in the applicable jurisdiction.

5.7.2 Documentation. If a Borrower is resident for tax purposes in the United States, any Payee that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Collateral Agent and Borrower Representative, on or prior to the date on which it becomes a Payee hereunder (and from time to time thereafter upon request by Agent or Borrower Representative, but only if such Payee is legally entitled to do so) IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Collateral Agent or Borrower Representative to determine whether such Payee is subject to backup withholding or information reporting requirements. If any Foreign Payee is entitled to any exemption from or reduction of withholding tax for payments with respect to the Obligations, it shall deliver to Collateral Agent and Borrower Representative, on or prior to the date on which it becomes a Payee hereunder (and from time to time thereafter upon request by Collateral Agent or Borrower Representative, but only if such Foreign Payee is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Payee claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, IRS Form W-8BEN and a certificate stating such Foreign Payee is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of Section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Collateral Agent and Borrowers to determine the withholding or deduction required to be made.

5.7.3 Lender Obligations. Each Payee shall promptly notify Borrower Representative and Collateral Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Payee shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrowers and Collateral Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Collateral Agent by any Governmental Authority due to such Payee’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Payee authorizes Collateral Agent to set off any amounts due to Collateral Agent under this Section against any amounts payable to such Payee under any Loan Document. The obligation of a Payee under this subsection to Collateral Agent shall survive the payment of all Obligations and the resignation or replacement of Collateral Agent. This section shall survive the repayment of the Loans and the termination of this Agreement.

5.8 Nature and Extent of Each Borrower’s Liability

5.8.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Collateral Agent and the Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and performance and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or liable; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Collateral Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Collateral Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Collateral Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.8.2 Waivers. (a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Collateral Agent or the Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. It is agreed among each Borrower, Collateral Agent and the Lenders that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Collateral Agent and the Lenders would decline to make Loans. Notwithstanding anything to the contrary in any Loan Document, and except as set forth in Section 5.6, each Borrower expressly waives all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off, as well as all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) The Collateral Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.7. If, in the exercise of any rights or remedies, any Collateral Agent or Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action by Collateral Agent or such Lender and waives any claim based upon such action, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had but for such action. Any election of remedies that results in denial or impairment of the right of Collateral Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. If a Lender bids at any foreclosure or trustee’s sale or at any private sale, such Lender may bid all or a portion of the Obligations and the amount of such bid need not be paid by such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether a Lender or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.7, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which any Lender might otherwise be entitled but for such bidding at any such sale.

5.8.3 Extent of Liability; Contribution. (a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.7 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.7 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.7 without rendering such payment voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

5.8.4 Joint Enterprise. Each Borrower has requested that the Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.8.5 Subordination. Each Borrower hereby subordinates any claims it may have as a result of this Section 5.7, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution and indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

Section 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent. The amendment and restatement of the Existing Agreement pursuant to the terms hereof shall be subject to satisfaction of each of the following conditions (except to the extent that such conditions are permitted by each Lender to be satisfied on a post-closing basis pursuant to a post-closing agreement) (the date such conditions are satisfied or waived, the “Closing Date”):

(a) Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to the Lenders by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) [Reserved]

(c) [Reserved]

(d) The Lenders shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Responsible Officer of Borrower Representative certifying that (i) each Obligor is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 8 are true and correct in all material respects; and (iv) such Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(e) The Lenders shall have received a certificate of a duly authorized officer of each Borrower, certifying (i) that attached copies of such Borrower’s Organic Documents are true and complete, and in full force and effect, without amendment expect as shown, (ii) that an attached copy of resolutions (to the extent necessary under Applicable Law or applicable Organic Documents) authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. The Lenders may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(f) The Lenders shall have received copies of the charter documents of each Obligor, certified as appropriate by the Secretary of State or another official of such Obligor’s jurisdiction of organization. The Lenders shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization.

(g) No material adverse change in the business, assets, properties, liabilities, financial condition or prospects of any Obligor shall have occurred since January 28, 2012.

(h) No action, suit, investigation, litigation or proceeding shall have been pending or threatened in any court or before any arbitrator or governmental instrumentality that in Collateral Agent’s judgment (i) could reasonably be expected to have a material adverse effect on Borrowers’ business, operations, properties, or condition (financial or otherwise) or could materially and adversely impair Borrowers’ ability to perform satisfactorily under this Agreement; or (ii) could reasonably be expected to materially and adversely affect this Agreement or the transactions contemplated hereby.

(i) Borrowers shall have paid all legal fees and expenses to be paid to Lenders on the Closing Date.

(j) .

(k) Lenders shall have received evidence that the Loans under this Agreement have been designated as “Additional Priority Permitted Debt” under the 2009 Indenture.

Section 7. COLLATERAL

7.1 Security Reaffirmation. The Obligors acknowledge that the Existing Agreement and the documents entered into in connection therewith granted a security interest in favor of the Collateral Agent which secured the Obligations under this Agreement. The Obligors, subject to the terms and limits contained in the Loan Documents, acknowledge the Collateral Agent’s rights in the Collateral and reaffirm their Liens created in favor of Collateral Agent, for the benefit of the Lenders, on the Collateral to secure the Obligations hereunder. The Obligors hereby acknowledge that they have reviewed the terms and provisions of this Agreement and hereby (i) confirm that the Loan Documents to which they are a party or are otherwise bound continues to be in full force and effect, and all Collateral encumbered thereby will guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Obligations, as the case may be, including without limitation the payment and performance of all such applicable Obligations that are joint and several obligations of the each Obligor now or hereafter existing, and all of their obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the Loan Documents and (ii) grant to Collateral Agent a continuing lien on and security interest in and to the Obligor’s right, title and interest in, to and under all the Collateral, pursuant to and in accordance with the Loan Documents as collateral security for the prompt payment and performance in full when due of all applicable Obligations subject to the terms and limits contained in the Loan Documents (whether at stated maturity, by acceleration or otherwise). Administration of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Collateral Agent, on such periodic basis as Collateral Agent may request, an Account roll-forward, a sales and collections report, in form reasonably satisfactory to Collateral Agent. Borrower Representative shall also provide to Collateral Agent a summary aged trial balance of all Accounts as of the end of the preceding Fiscal Month, and as Collateral Agent may reasonably request, information related to Accounts, including Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information.

7.3 Administration of Inventory.

7.3.1 Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs, and shall submit to Collateral Agent inventory reports in form reasonably satisfactory to Collateral Agent, on such periodic basis as Collateral Agent may request, including Inventory perpetual reports. Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Collateral Agent when an Event of Default exists) or periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Collateral Agent may request. Collateral Agent may participate in and observe each inventory or physical count. Borrower Representative shall also provide to Collateral Agent, concurrently with delivery of financial statements pursuant to Section 9.1.2(b), (i) a summary of the Royalties payments owing by each Obligor as of the last day of the applicable Fiscal Quarter or Fiscal Month (as the case may be) and (ii) as requested by Collateral Agent, a summary of charges owing by each Obligor as of the last day of the applicable Fiscal Quarter or Fiscal Month (as the case may be) to shippers or freight forwarders for the overseas transportation of goods of Obligors and customs brokers which clear customs with respect thereto.

7.3.2 Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Collateral Agent is promptly notified if the aggregate Value of all Inventory returned in any Fiscal Month exceeds $2,625,000; and (d) any payment received by an Obligor for a return is promptly remitted to Collateral Agent for application to the Obligations.

7.3.3 Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory on consignment or approval, and shall take reasonable steps to assure that all Inventory is produced in accordance with Applicable Law, including, in the case of Inventory produced in the United States of America, the FLSA. No Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

7.4 [Intentionally Omitted].

7.5 Administration of Deposit Accounts and Securities Accounts. Schedule 7.5 sets forth all Deposit Accounts and Securities Accounts maintained by Obligors as of the Closing Date. Each Borrower shall take all actions, if not already taken, necessary to establish Collateral Agent’s control of each such Deposit Account and Securities Account (other than an account exclusively used for payroll, payroll taxes or employee benefits, or trust or escrow accounts, or accounts containing not more than $650,000 in the aggregate for all such accounts at any time and not more than $30,000 in any single account at any time (collectively, the “Excluded Accounts”)). Each Obligor shall be the sole account holder of each Deposit Account and Securities Accounts and shall not allow any other Person (other than Collateral Agent) to have control (as defined in Article 9 of the UCC) over a Deposit Account, a Securities Account or any Property deposited therein. Borrower Representative shall promptly notify Collateral Agent of any opening, or closing of a Deposit Account or a Securities Account and, with the consent of Collateral Agent, will amend Schedule 7.5 to reflect same. Subject to the Intercreditor

Agreement, following the occurrence and during the continuation of an Event of Default (and until such time as no Event of Default exists) or from any date on which Excess Availability (as defined in the Revolver Agreement, as in effect on the date hereof) is less than 12.5% of the Maximum Revolver Amount (as defined in the Revolver Agreement, as in effect on the date hereof) and until the last day of a period of ninety (90) consecutive days thereafter during which average daily Excess Availability (as defined in the Revolver Agreement, as in effect on the date hereof) is equal to or exceeds 12.5% of the Maximum Revolver Amount (as defined in the Revolver Agreement, as in effect on the date hereof) (each such period, a “Cash Dominion Period”), Collateral Agent may (subject to any notice requirements in the applicable Control Agreement) deliver written instructions to the depository banks and securities intermediaries at which such Deposit Accounts and Securities Accounts are maintained directing them to transfer on a daily basis all payments, deposits or other Property received in the Deposit Accounts or Securities Accounts to the Collection Account or as otherwise instructed by Collateral Agent; provided that upon the termination or expiration of all Cash Dominion Periods, Collateral Agent shall promptly rescind such instructions to such depository banks and securities intermediaries. At all times, other than during a Cash Dominion Period, Borrowers may withdraw cash or cash equivalents from Deposit Accounts and Securities Accounts and use such cash and cash equivalents for purposes not prohibited hereunder at such time.

7.6 General Provisions.

7.6.1 Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 7.6.1 (as such schedule may be amended or modified from time to time), except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 9.2.6; and (b) move Collateral to another location in the United States set forth on Schedule 7.6.1 (as such schedule may be amended or modified from time to time).

7.6.2 Insurance of Collateral. Each Obligor shall maintain insurance with respect to the Collateral (other than Accounts and trademarks), covering casualty, hazard, public liability, theft, malicious mischief, and such other risks, in such amounts and with such endorsements as are in each case reasonably satisfactory to Collateral Agent, and with such insurers as are reasonably satisfactory to Collateral Agent or with any other insurers rated A+ or better by A.M. Best Rating Guide. All proceeds under each policy relating to Collateral shall be payable to Collateral Agent. From time to time upon reasonable request, Obligors, shall deliver to Collateral Agent the originals or certified copies of its insurance policies. Unless Collateral Agent shall agree otherwise, each policy shall include reasonably satisfactory endorsements (i) showing Collateral Agent as loss payee or additional insured, as appropriate; (ii) requiring 10 days prior written notice to Collateral Agent in the event of cancellation of the policy for non-payment of premium and requiring 30 days prior written notice to Collateral Agent in the event of cancellation of the policy for any other reason; and (iii) specifying that the interest of Collateral Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for such insurance, Collateral Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Collateral Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim. If an Event of Default exists, only Collateral Agent (subject to the Intercreditor Agreement) shall be authorized to settle, adjust and compromise such claims.

Section 8. REPRESENTATIONS AND WARRANTIES

8.1 General Representations and Warranties. To induce Lenders to enter into this Agreement, each Obligor represents and warrants that:

8.1.1 Organization and Qualification. Each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

8.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents and has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

8.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

8.1.4 Capital Structure. Schedule 8.1.4 (as such schedule may be amended or supplemented from time to time with respect to the following) shows, for each Obligor, its name and its jurisdiction of organization and its authorized and issued Equity Interests, and for each Domestic Subsidiary only, the holders of its Equity Interests and all agreements binding on such holders with respect to their Equity Interests. Each Obligor has good title to the Equity Interests of its Domestic Subsidiaries, free and clear of all Liens (other than Permitted Liens) and all such Equity Interests are duly issued, fully paid and non-assessable. Except as set forth on Schedule 8.1.4 (as such schedule may be amended or supplemented from time to time with respect to the following), there are no outstanding options to purchase, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to any Equity Interests of any Obligor or Domestic Subsidiary.

8.1.5 Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 8.1.5, no Person that is an Obligor as of the Closing Date has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other locations of Collateral of Obligors as of the Closing Date are shown on Schedule 8.1.5 (as such schedule may be amended or supplemented from time to time).

8.1.6 Title to Properties; Priority of Liens. Each Obligor has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Lenders, in each case free of Liens except Permitted Liens. Each Obligor has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens.

8.1.7 Financial Statements. (a) The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and its Subsidiaries and consolidating balance sheets and related statements of income for Parent and its Subsidiaries, separately presenting Obligors, Immaterial Subsidiaries and Foreign Subsidiaries, copies of which have been delivered to Collateral Agent and each Lender prior to the Closing Date, fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP. Since January 29, 2011 there has been no change in the condition, financial or otherwise, of any Obligor or Domestic Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Collateral Agent or any Lender at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each Obligor and Domestic Subsidiary is Solvent, both before and after giving effect to the transactions contemplated by this Agreement and the Loans.

(b) All projections furnished to Collateral Agent prior to the Closing Date are believed by the Borrower Representative at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Borrower Representative, and have been based on assumptions believed by the Borrower Representative to be reasonable at the time made and upon the best information then reasonably available to the Borrower Representative, and the Borrower Representative is not aware of any facts or information that would lead it to believe that such projections are incorrect or misleading in any material respect; it being recognized by the Lenders that any projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

8.1.8 Surety Obligations. Except as set forth on Schedule 8.1.8 (as such schedule may be amended or supplemented from time to time), no Obligor is obligated as indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

8.1.9 Taxes. Each Obligor has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested and except where the failure to file or pay the same could not reasonably be expected to have a Material Adverse Effect. The provision for Taxes on the books of each Obligor is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

8.1.10 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents, except for the payment of transaction fees to Sun Capital Partners Management V, LLC pursuant to the Management Services Agreement.

8.1.11 Intellectual Property. Each Obligor owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others, except where the failure to own or have rights to use such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor or any of its Property (including any Intellectual Property, except for Intellectual Property Claims which could not reasonably be expected to have a Material Adverse Effect). Except as disclosed on Schedule 8.1.11 (as such schedule may be amended or supplemented from time to time), no Obligor pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor is shown on Schedule 8.1.11.

8.1.12 Governmental Approvals. Each Obligor has, is in compliance with, and is in good standing with respect to, all Governmental Approvals, licenses and permits necessary to conduct its business and to own, lease and operate its Properties, except where noncompliance or failure to be in good standing could not reasonably be expected to have a Material Adverse Effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

8.1.13 Compliance with Laws. Each Obligor has duly complied, and its Properties and business operations are in compliance, with all Applicable Laws, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. To the knowledge of any Obligor, as of the Closing Date, there have been no citations, notices or orders of material noncompliance issued to Obligor under any Applicable Law.

8.1.14 Compliance with Environmental Laws. Except as disclosed on Schedule 8.1.14, no Obligor’s past or present operations, Real Estate or other Properties are subject to any on-going federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up that could reasonably be expected to have a Material Adverse Effect. To the knowledge of any Obligor, as of the Closing Date, no Obligor has received any Environmental Notice. As of the Closing Date, no Obligor has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

8.1.15 Burdensome Contracts. No Obligor is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 8.1.15 (as such schedule may be amended or supplemented from time to time), none of which prohibit the execution or delivery of any Loan Documents by an Obligor nor the performance by an Obligor of any obligations thereunder.

8.1.16 Litigation. Except as shown on Schedule 8.1.16, there are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened against any Obligor or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor. No Obligor is in default with respect to any order, injunction or judgment of any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

8.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. As of the Closing Date, no Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract or in the payment of any Debt in excess of $23,000,000 (other than Debt issued under the Revolver Loan Documents). As of the Closing Date, there is no basis upon which any party (other than an Obligor or Domestic Subsidiary) could terminate a Material Contract prior to its scheduled termination date.

8.1.18 ERISA. Except as disclosed on Schedule 8.1.18 (as such schedule may be amended or supplemented from time to time), no Obligor has any Multiemployer Plan. Each Obligor is in full compliance with the requirements of all Applicable Law, including ERISA, relating to each Multiemployer Plan. As of the Closing Date, no Obligor has any obligations under a Foreign Plan. No fact or situation exists that could reasonably be expected to result in a Material Adverse Effect in connection with any Multiemployer Plan. No Obligor has any withdrawal liability in connection with a Multiemployer Plan or Foreign Plan. All employer and employee contributions to Foreign Plans, to the extent required by law or the terms of such plans, have been made or accrued in accordance with normal accounting principles. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance and/or the book reserve established for each Foreign Plan, together with any accrued contributions, are sufficient to provide the accrued benefit obligations of all participants in such plans according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

8.1.19 Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor and any customer or supplier, or any group of customers or suppliers, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to impair the ability of any Obligor to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

8.1.20 Labor Relations. Except as described on Schedule 8.1.20 (as such schedule may be amended or supplemented from time to time), no Obligor is party to or bound by any collective bargaining agreement. As of the Closing Date, there are no material grievances, disputes or controversies with any union or other organization of any Obligor’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

8.1.21 Payable Practices. No Obligor has made any material change in its historical accounts payable practices from those in effect on the Closing Date.

8.1.22 Not a Regulated Entity. No Obligor is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

8.1.23 Margin Stock. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. The Loans proceeds have not been and will not be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

8.1.24 Plan Assets. As of the Closing Date, no Obligor is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Internal Revenue Code), and the execution of this Agreement is not a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

8.1.25 Immaterial Subsidiaries. No Immaterial Subsidiary (a) owns or generates any Accounts (other than intercompany Accounts) or Inventory located in the United States of America or (ii) has revenues (other than from intercompany Accounts) in any Fiscal Year in excess of $1,000,000.

8.1.26 Patriot Act. To the extent applicable, each Obligor is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Patriot Act. No part of the proceeds of the loans made hereunder will be used by any Obligor or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. OFAC. No Obligor nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Obligor nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

8.1.28 Nature of Business. No Obligor is engaged in any business other than the business it is engaged in on the Closing Date or any activities ancillary or related thereto, or logical extensions thereof.

8.1.29 Material Contracts. Set forth on Schedule 8.1.29 is a complete and accurate list as of the Closing Date of all Material Contracts of each Obligor, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (a) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the knowledge of such Obligor, all other parties thereto in accordance with its terms, (b) has not been otherwise amended or modified, and (c) is not in default due to the action of any Obligor or, to the best knowledge of any Obligor, any other party thereto.

8.1.30 No Bankruptcy Filing. No Obligor is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Obligor’s assets or property, and no Obligor has any knowledge of any Person contemplating an Insolvency Proceeding against it.

8.2 Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to a Lender in writing that could reasonably be expected to have a Material Adverse Effect.

Section 9. COVENANTS AND CONTINUING AGREEMENTS

9.1 Affirmative Covenants. For so long as any Loans or Obligations are outstanding, each Obligor shall, and shall cause each Domestic Subsidiary to:

9.1.1 Inspections. (a) Permit Lenders from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligors or Domestic Subsidiary, inspect, audit and make extracts from any Borrowers’ or Domestic Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Domestic Subsidiary’s business, financial condition, assets, prospects and results of operations. No Lender shall have any duty to any Obligors to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligors. To the extent any other information is shared by a Lender with any Obligor, such Obligors acknowledge that it was prepared by the Lenders for their purposes and Obligors shall not be entitled to rely upon it.

(b) Reimburse Lenders for all charges, costs and expenses of each Lender in connection with examinations of any Obligor’s books and records or any other financial or Collateral matters as the Lenders deem appropriate up to two times per Loan Year; provided, however, that if an examination is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Obligors without regard to such limits.

9.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to each Lender:

(a) as soon as available, and in any event within 90 days after the close of each Fiscal Year (provided that (A) with respect to the financial statements in respect of the Vince business referred to in clause (ii) below, for the Fiscal Year ending January 31, 2012, such financial statements shall be furnished within 180 days of the close of such Fiscal Year, and (B) with respect to all other financial statements for the Fiscal Year ending January 31, 2012, such financial statements shall be furnished within 97 days after the close of such Fiscal Year), (i) consolidated balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year of Parent and its Subsidiaries, which consolidated statements shall be prepared in accordance with GAAP, and (ii) balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year of the Vince business on a standalone basis, which financial statements shall be prepared in accordance with GAAP, in each case, audited and certified (without qualification as to scope, “going concern” or similar items) by a firm of independent certified public accountants of recognized standing selected by Borrower Representative and acceptable to Required Lenders, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information filed with the Securities and Exchange Commission, and the consolidating balance sheets as of the end of such Fiscal Year and related statements of income for such Fiscal Year of Parent and its Subsidiaries, separately presenting Obligors, Immaterial Subsidiaries and Foreign Subsidiaries;

(b) as soon as available, (i) and in any event within 45 days after the end of each Fiscal Quarter the following: (A) (x) unaudited consolidated balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year, and (y) commencing with the Fiscal Quarter ending April 30, 2012, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, for the Vince business on a standalone basis, setting forth in comparative form corresponding figures for the preceding Fiscal Year, and (B) consolidating balance sheets as of the end of such Fiscal Quarter and the related statements of income for such portion of the Fiscal Year then elapsed for Parent and its Subsidiaries, separately presenting Obligors, Immaterial Subsidiaries and Foreign Subsidiaries (provided, that for the purposes of this clause (B) only, in the case of each Fiscal Quarter that corresponds with the end of a Fiscal Year, such delivery shall be made within 90 days after the end of such Fiscal Quarter), (ii) and in any event within 30 days after the end of each Fiscal Month (A) unaudited consolidated balance sheets as of the end of such Fiscal Month and a related consolidated profit and loss statement and cash flow statement for such Fiscal Month and for the portion of the Fiscal Year then elapsed, for Parent and its Subsidiaries (excluding discontinued operations), setting forth in comparative form corresponding figures for the preceding Fiscal Year, and (B) commencing with the Fiscal Month ending May 31, 2012, unaudited balance sheets as of the end of such Fiscal Month and a related profit and loss statement and cash flow statement for such Fiscal Month and for the portion of the Fiscal Year then elapsed, for the Vince business on a standalone basis (excluding discontinued operations), setting forth in comparative form corresponding figures for the preceding Fiscal Year (it being understood that with respect to clauses (i)(A)(y) above and this clause (ii)(B), delivery of the profit and loss statement and statements of working capital, accounts payable and accounts receivable for the Vince business on a standalone basis shall satisfy the requirements set forth in such clauses (i)(A)(y) and (ii)(B) for the Fiscal Months and Fiscal Quarters ending prior to July 31, 2012) and (iii) and in any event within 45 days after the end of each Fiscal Quarter (but within 90 days after the last Fiscal Quarter in a Fiscal Year) a report setting forth a copy of Parent’s Management Discussion and Analysis for such Fiscal Quarter, and, in each case of clauses (i), (ii) and (iii), certified by either the Chief Financial Officer, Vice President, Finance or Controller of the Borrower Representative as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter or Fiscal Month, as applicable, and period, subject to normal year end adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, or more frequently if requested by Collateral Agent while a Default or Event of Default exists, a Compliance Certificate executed by the Chief Financial Officer, Vice President, Finance or Controller of the Borrower Representative;

(d) to the extent available and upon Lenders’ request, copies of all management letters and other material reports submitted to Borrowers by their accountants in connection with such financial statements, including any such management letters and material reports with respect to the Vince business on a standalone basis;

(e) not later than 30 days after the end of each Fiscal Year, projections of (i) Borrowers’ consolidated balance sheets, results of operations and cash flow, (ii) the Vince business’ balance sheets, results of operations and cash flow on a standalone basis, in each case, for the next Fiscal Year, quarter by quarter, in form and substance reasonably satisfactory to the Collateral Agent, which projections shall be prepared on a reasonable basis and in good faith, and based on assumptions believed by the Borrowers to be reasonable at the time made based on the circumstances known at such time; it being recognized by the Lenders that any projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material;

(f) at Collateral Agent’s request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, all in form satisfactory to Collateral Agent;

(g) promptly after the sending or filing thereof, copies of any regular, periodic and special reports or registration statements or prospectuses that any Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; provided, that each statement or report required to be delivered pursuant to this clause (g) shall be deemed to have been delivered on the date on which the Borrower Representative posts such document on the Borrower Representative’s website on the Internet at the website address www.kellwood.com, or when such document is posted on the Securities and Exchange

Commission’s website at www.sec.gov (the “SEC Website”) or on an Internet website established by the Lenders with Intralinks, Inc. or other similarly available electronic media (each of the foregoing an “Informational Website”); provided, further, that (i) the Borrower Representative shall deliver paper copies of all such documents to any Lender that requests the Borrower Representative to deliver such paper copies (without impairment of the effectiveness of any document previously delivered in electronic media form) until a request to cease delivering paper copies is given by such Lender and (ii) each Lender shall be notified by electronic mail of the applicable Informational Website and of the posting of each such document; it being understood and agreed that (x) Collateral Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above in this clause (e), and in any event shall have no responsibility to monitor compliance by the Borrower Representative with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents and (y) Borrowers shall be responsible for (other than with respect to the SEC Website) and shall incur all risks associated with (including with respect to the SEC Website) the security and confidentiality of the Informational Websites and its information posted thereon;

(h) not later than 15 days after the Collateral Agent’s request, such information regarding actions undertaken and/or completed to ensure that the Vince business is working towards reporting its financial performance on a standalone basis such that it could be marketed and sold on a standalone basis; and

(i) such other reports and information (financial or otherwise) as any Lender may reasonably request from time to time in connection with any Collateral or any Obligor’s financial condition or business.

9.1.3 Notices. Notify the Lenders in writing, promptly (but in any event within 5 Business Days) after an Obligor obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if it is reasonably likely that an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any adverse judgment not covered by insurance in an amount exceeding $5,750,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution is reasonably likely to have a Material Adverse Effect; (h) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice, which could reasonably be expected to have a Material Adverse Effect; (i) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; or (j) any opening of a new office or place of business where Collateral is located, within 30 days after such opening.

9.1.4 Landlord and Storage Agreements. Upon request, provide the Lenders with copies of all existing agreements, and promptly after execution thereof provide the Lenders with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral having a book value in excess of $1,150,000 in the aggregate at any time.

9.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Domestic Subsidiary, it shall act promptly and diligently to investigate and report to the Lenders and, to the extent required by Applicable Law, all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

9.1.6 Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, except for Taxes which in the aggregate do not exceed $250,000 or unless such Taxes are being Properly Contested.

9.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers reasonably satisfactory to the Required Lenders or other insurers rated A+ or better by Best Rating Guide, (a) with respect to the Properties and business of the Obligors of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated, and (b) business interruption insurance with deductibles and subject to an Insurance Assignment in favor of the Collateral Agent reasonably satisfactory to the Required Lenders.

9.1.8 Licenses. Keep each License affecting any material portion of the Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors in full force and effect subject to non-renewal or termination by the applicable Obligor in the Ordinary Course of Business, or otherwise in its reasonable judgment; notify Lenders of any proposed modification to any such License increasing the Royalties payable thereunder, or entry into any new License, in each case at least 10 days prior to the effective date of such License or modification, pay all Royalties when due; and notify Lenders of any material default or breach asserted by any Person to have occurred under any License.

9.1.9 Future Subsidiaries. Promptly notify the Lenders upon any Person becoming a Domestic Subsidiary and cause any such Subsidiary to execute and deliver to Lenders a Joinder Agreement and to take such other actions as Collateral Agent shall require to evidence and perfect a Lien in favor of Collateral Agent (for the benefit of Lenders) on the Collateral in which such Person has an interest, including delivery of such legal opinions, in form and substance reasonably satisfactory to the Required Lenders, as they shall deem appropriate; provided that prior to any Person becoming a Borrower hereunder, Borrower Representative shall provide at least 5 days written notice to Collateral Agent.

9.1.10 Additional Guarantors. In the event that any Person becomes party to the 2009 Indenture Guaranty or guaranties any part of the Second Lien Debt and such Person is not a Borrower hereunder, Borrower Representative shall immediately notify each Lender thereof and cause such Person to execute and deliver to the Lenders a Joinder Agreement and to take such other actions as Collateral Agent shall require to evidence and perfect a Lien in favor of Collateral Agent (for the benefit of the Lenders) on the Collateral in which such Person has an interest, including delivery of such legal opinions, in form and substance satisfactory to Collateral Agent, as it shall deem appropriate.

9.1.11 Preservation of Existence, Etc. Maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except as permitted by Section 9.2.9 or except to the extent failure to be so qualified or in good standing could not reasonably be likely to have a Material Adverse Effect.

9.1.12 Keeping of Records and Books of Account. Keep accurate records and books of account, with entries made to permit the preparation of financial statements in accordance with GAAP.

9.1.13 Maintenance of Properties, Etc. Maintain and preserve all of its properties which are necessary for the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation losses excepted.

9.1.14 Obtaining of Permits, Etc. Obtain, maintain and preserve and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business, except to the extent failure to do so could not reasonably be likely to have a Material Adverse Effect.

9.1.15 Further Assurances. Take such action and execute, acknowledge and deliver at its sole cost and expense, such agreements, instruments or other documents as Collateral Agent may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (b) to subject to valid and perfected Liens any of the Collateral, (c) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer and confirm unto Collateral Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Obligor (i) authorizes Collateral Agent to execute any such agreements, instruments or other documents in such Obligor’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes Collateral Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Obligor, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Obligor prior to the date hereof, in each case to the extent such filings are necessary or desirable in order to perfect or maintain the perfection of Collateral Agent’s security interest in the Collateral.

9.2 Negative Covenants. For so long as any Loans or Obligations are outstanding, each Obligor shall not, and shall cause each Domestic Subsidiary not to:

9.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt;

(d) Debt (other than the Obligations, Revolver Debt, Subordinated Debt, Permitted Purchase Money Debt, the 2009 Debentures, the Second Lien Debt and Term A Loan Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans and which is listed on Schedule 9.2.1;

(e) Bank Product Debt (as defined in the Revolver Agreement);

(f) Permitted Contingent Obligations, provided no Obligor or any Domestic Subsidiary thereof shall incur any Contingent Obligations in respect of the obligations of any Foreign Subsidiary;

(g) Refinancing Debt as long as each Refinancing Condition is satisfied in respect of such Refinancing Debt at the time such Refinancing Debt is incurred;

(h) the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(i) unsecured intercompany Debt for loans and advances made by any Borrower or wholly owned Subsidiary to (i) a Borrower, (ii) any other Obligor or (iii) if such wholly owned Subsidiary making such loan or advance is not an Obligor, any other wholly owned Subsidiary, provided that such intercompany Debt of any Obligor is subordinated pursuant to Section 13.16;

(j) financing of insurance premiums;

(k) unsecured Debt in an amount not to exceed $5,750,000 at any time outstanding;

(1) other unsecured Debt of any Domestic Subsidiary which is not an Obligor, provided that, in connection with such Debt, no Obligor has incurred a Contingent Obligation or any direct or contingent liability with respect thereto unless such Contingent Obligation is unsecured and is expressly permitted hereunder;

(m) other Debt of any Obligor incurred or assumed in connection with a Permitted Acquisition that is created, incurred or guaranteed after the Closing Date as long as it is permitted under the Revolver Agreement as in effect on the date hereof;

(n) (i) the 2009 Debentures, as long as such Debt is subject to the 2009 Debenture Intercreditor Agreement; provided that, the principal amount of the Debt owing under the 2009 Debentures shall not exceed at any time an amount equal to the principal amount outstanding under the 2009 Debentures as of the date of the consummation of the Exchange Offer, plus any interest thereon that is paid-in-kind in accordance with the terms thereof and added to the outstanding principal thereof; (ii) the Revolver Debt, as long as such Debt is subject to the Intercreditor Agreement, and (iii) the Second Lien Debt, as long as such Debt is subject to the Intercreditor Agreement; and

(o) Term B/C/D/E/F Loan Debt.

9.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Collateral Agent securing the Obligations;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA but including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of any Borrower or Subsidiary;

(e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Debt), statutory obligations (including in connection with workers’ compensation, unemployment insurance and other social security legislation (other than Liens for Taxes or imposed under ERISA)) and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Collateral Agent’s Liens;

(f) Liens securing judgments for the payment of money in an aggregate amount not in excess of $5,750,000 (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than 10 consecutive days during which execution is not effectively stayed;

(g) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(h) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(i) existing Liens shown on Schedule 9.2.2 and any renewals or extensions thereof, provided that the Property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby does not increase the maximum outstanding principal amount of such obligations;

(j) Liens on fixed assets acquired in connection with a Permitted Acquisition so long as such Liens were existing at the time of such Acquisition by a Borrower or Subsidiary and were not incurred, extended or renewed in contemplation of such Acquisition; provided that (i) the Lien shall attach solely to the property acquired, and (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such fixed assets whether or not assumed by a Borrower or Subsidiary shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets;

(k) other Liens that are created upon any of its Property (other than Collateral) after the Closing Date so long as the fair market value of such property subject to such liens does not exceed $5,750,000 at any time outstanding;

(1) Liens on deposits and unearned insurance premiums securing Debt permitted under Section 9.2(j); and

(m) (i) Liens on Collateral securing the Debt owing under the 2009 Debentures, as long as such Liens are subject to the 2009 Debenture Intercreditor Agreement; (ii) Liens on Collateral securing the Debt owing under the Revolver Agreement, as long as such Debt is subject to the Intercreditor Agreement, (iii) Liens on Collateral securing the Second Lien Debt as long as such liens are subject to the Intercreditor Agreement and (iv) Liens on Collateral securing the Term B/C/D/E/F Loan Debt and, in each case, such Debt is permitted under Section 9.2.1(n) or Section 9.2.1(o).

9.2.3 [Intentionally Omitted]

9.2.4 Distributions; Upstream Payments.

(a) Declare or make any Distributions, except (i) Permitted Distributions and (ii) Upstream Payments; or

(b) Create or suffer to exist any encumbrance or restriction on the ability of a Domestic Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, the Revolver Loan Documents and the Second Lien Debt Documents and under Applicable Law or restrictions in effect on the Closing Date as shown on Schedule 8.1.15.

9.2.5 Restricted Investments. Make any Restricted Investment.

9.2.6 Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition or a transfer of Property by a Subsidiary or Obligor to a Borrower.

9.2.7 Loans; Extensions of Credit. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in the relevant Obligor’s reasonable business judgment to prevent or limit loss; (e) intercompany loans permitted by Section 9.2.1(f); and (f) loans or extensions of credit made in the ordinary course of business after the Closing Date as long as they are permitted under the Revolver Agreement as in effect on the date hereof.

9.2.8 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Responsible Officer of Borrower Representative shall certify to each Lender, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) other Debt (other than the Obligations, Revolver Debt, the Second Lien Debt and Term B/C/D/E/F Loan Debt) prior to its due date under the agreements evidencing such Debt, except for any such prepayment with respect to the currently issued and outstanding notes under the Convertible Debentures, Indenture or 2009 Indenture to the extent such prepayment is permitted under the Revolver Agreement.

9.2.9 Fundamental Changes. (a) Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except:

(i) any Subsidiary may merge (x) with a Borrower, provided that such Borrower shall be the continuing or surviving Person, or (y) with any one or more Subsidiaries, provided that when any wholly-owned Subsidiary or Guarantor is merging with another Subsidiary, the wholly-owned Subsidiary or Guarantor shall be the continuing or surviving Person, or (z) with any other Person in connection with any Permitted Acquisition, provided that the continuing or surviving Person shall be a wholly-owned Subsidiary and, if such Subsidiary was a Guarantor or Borrower, also a Guarantor or Borrower;

(ii) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to a Borrower or to another Subsidiary; provided that if the seller in such a transaction is a wholly-owned Subsidiary or a Guarantor, then the purchaser must also be a wholly-owned Subsidiary or Guarantor, respectively; or

(iii) in connection with a Permitted Asset Disposition.

(b) Except following thirty (30) days prior written notice to each Lender, change its name or conduct business under any fictitious name; change its tax or other organizational identification number; or change its form or state of organization.

9.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Section 9.1.9 or Section 9.2.9 in connection with Permitted Acquisitions; or permit any existing Domestic Subsidiary to issue any additional Equity Interests except director’s qualifying shares and except for Permitted Investments and issuances by a wholly-owned Subsidiary in connection with any Permitted Acquisition.

9.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date except for any amendment, modification or other change that does not adversely affect any Lender or any duty to pay Obligations.

9.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Ultimate Parent and its Subsidiaries.

9.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

9.2.14 Restrictive Agreements. Become a party to or permit any Subsidiary to become a party to any Restrictive Agreement, except a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 8.1.16, the 2009 Indenture, the 2009 Indenture Guaranty, the Convertible Debentures, the Indenture, the Second Lien Debt Documents or the Revolver Loan Documents.

9.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

9.2.16 Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

9.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 9.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Obligors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 9.2.17; (f) transactions with Affiliates (other than those described in clause (g) below) in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to each Lender and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; (g) payment of management fees and customary and reasonable fees for management consulting services to Sun Capital Partners Management V, LLC pursuant to Section 2 of the Management Services Agreement; provided that (i) no Event of Default has occurred and is continuing at the time of any such payment thereof or would result after giving effect thereto, (ii) Availability (as defined in the Revolver

Agreement, as in effect on the date hereof) after giving effect to such payment is greater than $25,000,000 (it being understood that any management fees which may not be paid pursuant to the foregoing conditions set forth in this proviso may accrue and be paid at such time as such conditions would be satisfied after giving effect to such payment); (h) payment of indemnities and reimbursements of reasonable out-of-pocket fees and expenses incurred by Sun Capital Partners Management V, LLC in connection with the performance of the services under the Management Services Agreement; (i) transactions contemplated by the Term B/C/D/E/F Loan Agreement, and (j) payment of dividends or other distributions to Ultimate Parent (whether made to Ultimate Parent directly or to any Person directly or indirectly owned by Ultimate Parent and ultimately remitted to Ultimate Parent) in an amount sufficient to permit Ultimate Parent to pay (A) franchise taxes and other fees required to maintain Ultimate Holding’s corporate existence and (B) to pay consolidated or combined federal, state or local taxes, including estimated taxes, which payments in the aggregate by each Obligor and Domestic Subsidiary are not in excess of the aggregate tax liabilities that would have been payable by each Obligor and Domestic Subsidiary calculated on a stand-alone basis.

9.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date or assumed in connection with any Permitted Acquisition.

9.2.19 Amendments to the Indenture, Convertible Debenture, the Convertible Debenture Agreement, the Indenture Guaranty, the Convertible Debenture Guaranty, Revolver Agreement or Subordinated Debt. (a) Amend, supplement or otherwise modify (i) the 2009 Indenture or the 2009 Indenture Guaranty or (ii) any Convertible Debenture or Convertible Debenture Agreement or Convertible Debenture Guaranty, in a manner that directly or indirectly accelerates the time of payment, increases the principal amount of or interest rate applicable to indebtedness issued or provides for more restrictive terms that adversely affect the Lenders;

(b) Amend, supplement or otherwise modify any other document, instrument or agreement relating to any Subordinated Debt, if such modification (i) increases the principal balance of such Debt, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that adversely affects the Lenders; or (vii) results in the Obligations not being fully benefited by the subordination provisions thereof; or

(c) Amend, supplement or otherwise modify the Revolver Agreement or the Second Lien Debt in violation of the Intercreditor Agreement.

9.2.20 Immaterial Subsidiaries. Permit or suffer any Immaterial Subsidiary to (a) own or generate any Accounts (other than intercompany Accounts) or Inventory located in the United States of America or (ii) have revenues in any Fiscal Year in excess of $1,000,000, unless Borrower Representative causes such Immaterial Subsidiary to execute a Joinder Agreement and to take such other actions as Collateral Agent shall require to evidence and perfect a Lien in favor of Collateral Agent (for the benefit of Lenders) on the Collateral in which such Person has an interest, including delivery of such legal opinions, in form and substance reasonably satisfactory to Collateral Agent, as it shall deem appropriate. Fixed Charge Coverage Ratio. At any time during a Covenant Testing Period, fail to have a Fixed Charge Coverage Ratio, measured on a month-end basis, of at least 0.85 to 1.00 for the 12 month period ending on the last day of each Fiscal Month.

9.2.22 Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock for any related purpose governed by Regulations T, U or X of the Board of Governors.

9.2.23 Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action that would cause any Obligor to become an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

9.2.24 2009 Debenture Intercreditor Agreement. Incur Debt after the Closing Date pursuant to Section 4.09(b)(1) of the 2009 Indenture and designate the holders of such Debt as additional holders of “Priority Obligations” (as defined in the 2009 Indenture Intercreditor Agreement).

Section 10. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

10.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Any Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of any Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) Any Obligor breaches or fails to perform any covenant contained in Section 7.1, 7.6.2, 9.1.1, 9.1.2, 9.1.3 (other than Section 9.1.3(j)) 9.1.7, 9.1.11 or 9.2, or Section 6 of the Security Agreement;

(d) Any Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 20 days after a Responsible Officer of such Obligor has knowledge thereof or a Responsible Officer of Borrower Representative receives notice thereof from any Lender, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) Any Guarantor repudiates, revokes or attempts to revoke its guaranty hereunder; any Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Collateral Agent (for the benefit of the Lenders); or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by the Required Lenders);

(f) Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations, the Revolver Debt and the Second Lien Debt) in excess of $5,750,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money remains outstanding for more than 30 days against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $5,750,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) Any loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $5,750,000;

(i) Any Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting a portion of its business, which action could reasonably be expected to have a Material Adverse Effect; any Obligor suffers the loss, revocation or termination of one or more licenses, permits, leases or agreements, which loss, revocation or termination could reasonably be expected to have a Material Adverse Effect, except in connection with a Permitted Asset Disposition; there is a cessation of any part of an Obligor’s business for a period of time (other than in connection with a Permitted Asset Disposition), which cessation could reasonably be expected to have Material Adverse Effect; any Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs (other than in connection with a Permitted Asset Disposition); or any Obligor ceases to be Solvent;

(j) Any Insolvency Proceeding is commenced by any Obligor;

(k) Any Insolvency Proceeding is commenced against any Obligor and (i) such Obligor consents to the institution of the proceeding against it, (ii) the petition commencing the proceeding is not timely controverted by such Obligor, (iii) such petition is not dismissed within 60 days after its filing, or (iv) an order for relief is entered in the proceeding;

(1) A trustee (including an interim trustee) is appointed to take possession of any substantial Property of or to operate any of the business of any Obligor; or any Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally;

(m) A Reportable Event occurs that constitutes grounds for termination by the Pension Benefit Guaranty Corporation of any Multiemployer Plan or appointment of a trustee for any Multiemployer Plan; any Multiemployer Plan is terminated or any such trustee is requested or appointed; any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any withdrawal therefrom; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(n) Any Obligor or any of its Responsible Officers is criminally indicted or convicted for (i) a felony committed in the conduct of such Obligor’s business, or (ii) any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Collateral;

(o) A Change of Control occurs;

(p) The Obligations at any time fail to constitute “Priority Obligations” under and as defined in the 2009 Debenture Intercreditor Agreement; or

(q) (i) the Obligors shall fail to pay when due any principal of or interest or premium on the Revolver Debt or the Second Lien Debt (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the Revolver Agreement or the Second Lien Term Loan Agreement, as applicable, if the effect of such default is to accelerate the maturity of the Revolver Debt or the Second Lien Debt, as applicable, (ii) any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such other default or event is to accelerate the maturity of the Revolver Debt or the Second Lien Debt; or (iii) the Revolver Debt or the Second Lien Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease the Revolver Debt or the Second Lien Debt shall be required to be made, in each case, prior to the Stated Maturity thereof; provided that this clause (q) shall not apply to the Revolver Debt or the Second Lien Debt that becomes due as a result of the voluntary sale or transfer of property or assets permitted under the Revolver Agreement or the Second Lien Term Loan Agreement, as applicable, or as a result of the application (other than by reason of a breach or default by the Obligors) of any provision of the Revolver Agreement or the Second Lien Term Loan Agreement, as applicable, that requires the Obligors to prepay a portion (but less than substantially all) of the Revolver Debt or the Second Lien Debt then outstanding or that requires the Obligors to offer to redeem or repurchase some (but less than substantially all) of the Revolver Debt or the Second Lien Debt then outstanding.

10.2 Remedies upon Default. If an Event of Default described in Section 10.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Loans shall terminate, without any action by any Lender or notice of any kind. In addition, or if any other Event of Default exists, the Required Lenders may do any one or more of the following from time to time, subject to the terms of the Intercreditor Agreement:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law; and

(b) instruct the Collateral Agent to exercise any other rights or remedies afforded under any Loan Document, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i)

take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Collateral Agent at a place designated by Collateral Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Collateral Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Collateral Agent shall be reasonable. Collateral Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Collateral Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Collateral Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.

10.3 License. Collateral Agent for the benefit of each Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Property of Obligors, including, without limitation, all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels and packaging materials, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral if and for so long as such non-exclusive license or other right to use, license or sub-license would not constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Obligor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such non-exclusive license or other right to use, license or sublicense, provided however, that at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, such grant shall include immediately and automatically any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in clauses (i) or (ii) above. Each Obligor’s rights and interests under Intellectual Property shall inure to Collateral Agent (for the benefit of the Lenders).

10.4 Setoff. Lenders and their Affiliates (other than an Obligor or any Subsidiary of an Obligor) are each authorized by Obligors at any time during an Event of Default, without notice to Obligors or any other Person, but subject to the Intercreditor Agreement, to set off and to appropriate and apply any deposits (general or special), funds, claims, obligations, liabilities or other Debt at any time held or owing by any Lender or any such Affiliate (other than an Obligor or any Subsidiary of an Obligor) to or for the account of any Obligor against any Obligations, whether or not demand for payment of such Obligation has been made, any Obligations have been declared due and payable, are then due, or are contingent or unmatured, or the Collateral or any guaranty or other security for the Obligations is adequate; it being understood and agreed, as between Lenders and their Affiliates (other than an Obligor or any Subsidiary of an Obligor), that all such deposits, funds or other moneys to be applied against any Obligations shall be allocated in accordance with the Intercreditor Agreement.

10.5 Remedies Cumulative; No Waiver.

10.5.1 Cumulative Rights. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of Obligors contained in the Loan Documents are cumulative and not in derogation or substitution of each other. In particular, the rights and remedies of Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and shall not be exclusive of any other rights or remedies that Lenders may have, whether under any agreement, by law, at equity or otherwise.

10.5.2 Waivers. The failure or delay of any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise, shall not operate as a waiver thereof nor as establishment of a course of dealing. All rights and remedies shall continue in full force and effect until Full Payment of all Obligations. No modification of any terms of any Loan Documents (including any waiver thereof) shall be effective, unless such modification is specifically provided in a writing directed to Obligors and executed by the Lenders or the requisite Lenders, and such modification shall be applicable only to the matter specified. No waiver of any Default or Event of Default shall constitute a waiver of any other Default or Event of Default that may exist at such time, unless expressly stated. If any Lender accepts performance by any Obligor under any Loan Documents in a manner other than that specified therein, or during any Default or Event of Default, or if any Lender shall delay or exercise any right or remedy under any Loan Documents, such acceptance, delay or exercise shall not operate to waive any Default or Event of Default nor to preclude exercise of any other right or remedy. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

Section 11. COLLATERAL AGENT

11.1 Appointment, Authority and Duties of Collateral Agent.

11.1.1 Appointment and Authority. Each Lender appoints and designates Sun Finance as Collateral Agent hereunder. Collateral Agent has and may further, and each Lender authorizes Collateral Agent to, enter into all Loan Documents (including, without limitation, the 2009 Debenture Intercreditor Agreement and Intercreditor Agreement, any amendments thereto, and any and all other subordination and/or intercreditor agreements required under the terms of this Agreement) to which Collateral Agent is intended to be a party and accept all Loan Documents, for Collateral Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Collateral Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Collateral Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Lenders. Without limiting the generality of the foregoing, Collateral Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Collateral Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Lenders for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) exercise all rights and remedies given to Collateral Agent with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Collateral Agent shall be ministerial and administrative in nature, and Collateral Agent shall not have a fiduciary relationship with any Lender, Participant or other Person, by reason of any Loan Documents or any transaction relating thereto.

11.1.2 Duties. Collateral Agent shall not have any duties except those expressly set forth herein and in the Loan Documents, nor be required to initiate or conduct any Enforcement Action except to the extent directed to do so by Required Lenders in accordance with and pursuant to the terms of this Agreement and subject to the terms of the Intercreditor Agreement. The conferral upon Collateral Agent of any right shall not imply a duty on Collateral Agent’s part to exercise such right unless instructed to do so by Required Lenders in accordance with this Agreement and subject to the terms of the Intercreditor Agreement.

11.1.3 Collateral Agent Professionals. Collateral Agent may perform its duties through agents and employees. Collateral Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Collateral Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

11.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Collateral Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Collateral Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 11.5 against all Claims that could be incurred by Collateral Agent in connection with any act. Collateral Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Collateral Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 13.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Collateral Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans. In no event shall Collateral Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Document or could subject any Agent Indemnitee to personal liability.

11.2 Agreements Regarding Collateral and Field Examination Reports.

11.2.1 Lien Releases; Care of Collateral. Lenders authorize Collateral Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations, (b) that is the subject of an Asset Disposition which Borrower Representative certifies in writing to Collateral Agent is a Permitted Asset Disposition or a Lien which Borrower Representative certifies is a Permitted Lien entitled to priority over Collateral Agent’s Liens (and Collateral Agent may rely conclusively on any such certificate without further inquiry), (c) that is within the limitations set forth in Section 13.1.1(c)(iii), (d) with the written consent of all Lenders or (e) in accordance with the terms of the Intercreditor Agreement; provided further, upon request of Borrower Representative, Collateral Agent will provide Borrower Representative with a release of the Collateral Agent’s security interest in any assets or Collateral in conjunction with a Permitted Asset Disposition. Collateral Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected, insured or encumbered, nor to assure that Collateral Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

11.2.2 Possession of Collateral. Collateral Agent and Lenders appoint each other Lender as agent for the purpose of perfecting Liens (for the benefit of the Lenders) in any Collateral that, under the UCC or other Applicable Law, can be perfected by possession. If any Lender obtains possession of any such Collateral, it shall notify Collateral Agent thereof and, promptly upon Collateral Agent’s request, deliver such Collateral to Collateral Agent or otherwise deal with such Collateral in accordance with Collateral Agent’s instructions.

11.2.3 Reports. Collateral Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field audit prepared by or on behalf of Collateral Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that Collateral Agent make no representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Collateral Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Obligors books and records as well as upon representations of Obligors officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Collateral Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as any Claims arising in connection with any third parties that obtain all or any part of a Report through such Lender.

11.3 Reliance By Collateral Agent. Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.

11.4 Action Upon Default. Collateral Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Collateral Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan

Documents or with the written consent of Collateral Agent and Required Lenders, it will not take any Enforcement Action, accelerate its Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

11.5 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.4.1, as applicable, such Lender shall forthwith purchase from the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.4.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

11.6 Indemnification of Agent Indemnitees.

11.6.1 Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGOR (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ANY AND ALL LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING ALL REASONABLE FEES AND EXPENSES OF COUNSEL TO SUCH AGENT INDEMNITEES), ADVANCES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE AGENT INDEMNITEES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY TRANSACTIONS CONSUMMATED PURSUANT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY THE AGENT INDEMNITEES UNDER THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY TRANSACTIONS CONSUMMATED PURSUANT TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, BY REASON OF COLLATERAL AGENT’S ENTERING INTO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT) other than liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the gross negligence or willful misconduct of Agent Indemnitees. If Collateral Agent is sued by any receiver, trustee in bankruptcy, debtor-in-possession or other Person for any alleged preference from an Obligor or fraudulent transfer, then any monies paid by Collateral Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Collateral Agent by Lenders to the extent of each Lender’s Pro Rata share.

11.6.2 Proceedings. Without limiting the generality of the foregoing, if at any time (whether prior to or after the Termination Date) any proceeding is brought against any Agent Indemnitees by an Obligor, or any Person claiming through an Obligor, to recover damages for any act taken or omitted by Collateral Agent in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless Agent Indemnitees with respect thereto and to pay to Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same other than damages resulting from the gross negligence or willful misconduct of Agent Indemnitees. In Collateral Agent’s discretion, Collateral Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders subject to the Intercreditor Agreement.

11.7 Limitation on Responsibilities of Collateral Agent. Collateral Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Collateral Agent’s gross negligence or willful misconduct. Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Collateral Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

11.8 Successor Agent and Co-Agents.

11.8.1 Resignation; Successor Collateral Agent. Collateral Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower Representative. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Collateral Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $500,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower Representative; provided that if any such successor Collateral Agent is not a United Stated person within the meaning of Code Section 7701(a)(30), such appointment shall be subject to approval by the Borrower Representative. If no successor agent is appointed prior to the effective date of the resignation of Collateral Agent, then Collateral Agent may appoint a successor agent from among the Lenders. Immediately upon such appointment by Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Collateral Agent without further act, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 11.5 and 13.2. Notwithstanding any Collateral Agent’s resignation, the provisions of this Section 11 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Collateral Agent. Any successor by merger or acquisition of the stock or assets of Sun Finance shall continue to be Collateral Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

11.8.2 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Collateral Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Collateral Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Collateral Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Collateral Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Collateral Agent. Lenders shall execute and deliver such documents as Collateral Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Collateral Agent until appointment of a new agent.

11.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Collateral Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund the Loans hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Collateral Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Collateral Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making the Loans, and in taking or refraining from any action under any Loan Documents. Collateral Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Collateral Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Collateral Agent or any of Collateral Agent’s Affiliates.

11.10 No Third Party Beneficiaries. This Section 11 is an agreement solely among Lenders and Collateral Agent, and does not confer any rights or benefits upon Obligor or any other Person. As between Obligors and Collateral Agent, any action that Collateral Agent may take under any Loan Documents shall be conclusively presumed to have been authorized and directed by Lenders as herein provided.

11.11 Collateral Agent in its Individual Capacity. Each of Sun Finance and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide bank products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Sun Finance were any other financial institution, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the Lenders. In their individual capacity, Sun Finance and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Sun Finance and its Affiliates (other than an Obligor or any Subsidiary of an Obligor) shall be under no obligation to provide such information to Lenders.

Section 12. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

12.1 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of Obligors, Collateral Agent and Lenders and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents and any such assignment shall be absolutely void ab initio, and (b) any assignment by a Lender must be made in compliance with Section 12.3. Agent pay treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 12.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

12.2 Participations.

12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a Person (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Collateral Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Collateral Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant shall not be entitled to the benefits of Section 5.7 unless Borrowers agree otherwise in writing and unless such Participant shall have agreed to be treated as a Lender for purposes of, and subject to, Sections 5.6 and 5.7 and the definition of “Excluded Taxes”. In the event that a Lender sells participations in a Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Loan held by it (and the principal amount (and stated interest thereon) of the portion of the Loan that is subject to such participations) (the “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Borrower or any other Person (including the existence or identity of any participant or any information relating to a participant’s interest in the Loans or other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Loans or other obligations are in registered form under Treas. Reg. Section 5f.103-1(c). A Loan (and the Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each note shall expressly so provide). Any participation of such Loan (and the note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loans in which such Participant has an interest, postpones the Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan, or releases any Borrower, Guarantor or substantial portion of the Collateral.

12.2.3 Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 11.4 as if such Participant were a Lender.

12.3 Assignments.

12.3.1 Permitted Assignments. A Lender may assign to any Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $250,000 (unless otherwise agreed by the Required Lenders in their discretion) and integral multiples of $100,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Loans retained by the transferor Lender be at least $250,000 (unless otherwise agreed by the Required Lenders in their discretion); and (c) the parties to each such assignment shall execute and deliver to Lender, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

12.3.2 Effect; Effective Date. From the effective date of the assignment notice in the form of Exhibit C, (a) the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder, and (b) the transferor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to any indemnification provisions provided for the benefit of the Lenders hereunder or under the other Loan Documents or any other rights of the Lenders that are to survive the termination of this Agreement or any other Loan Documents) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto). Upon consummation of an assignment, the transferor Lender, Collateral Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as appropriate.

12.4 Tax Treatment. If any interest in a Loan Document is transferred to a Eligible Assignee that is organized under the laws of any jurisdiction other than the United States or any state or district thereof, the Eligible Assignee, concurrently with the effectiveness of such transfer, shall have complied with the provisions of Section 5.7. Register. Collateral Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Obligations (and the principal amount and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Obligations to an Affiliate of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Loans to an Affiliate of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register. Collateral Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time during normal business hours as Borrowers may reasonably request. It is intended that any Register and Participant Register comply with the requirements of Sections 163(f), 871(h), 881(c) and 4701 of the Code and the Treasury Regulations promulgated thereunder and shall be applied in a manner consistent therewith.

Section 13. MISCELLANEOUS

13.1 Consents, Amendments and Waivers.

13.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Required Lenders and each Obligor party to such Loan Document; provided, however, that

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(a) without the prior written consent of Collateral Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Collateral Agent;

(b) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the amount set forth on Schedule 1.1 regarding such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender;

(c) without the prior written consent of all Lenders, no modification shall be effective that would (i) extend the Termination Date; (ii) alter Section 5.4 or 13.1.1; (iii) except as currently contemplated by the Loan Documents (including, without limitation, in connection with a Permitted Asset Disposition or as provided in Section 11.2.1) release Collateral with a book value greater than $45,000,000 during any calendar year; or (iv) except in connection with a Permitted Asset Disposition, release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release.

(d) With the written acknowledgment (without implying a requirement of consent) of Collateral Agent, Borrower Representative, and (if applicable) the signature of a Domestic Subsidiary becoming a Borrower, Joinder Agreements may be entered into and Schedules 8.1.4, 8.1.5, 8.1.9, 8.1.12, 8.1.15, 8.1.16, 8.1.17, 8.1.19, 8.1.21 and 8.1.29 may be modified.

13.1.2 Limitations. The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Collateral Agent as among themselves. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

13.1.3 Payment for Consents. No Obligors will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

13.2 Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

13.3 Notices and Communications.

13.3.1 Notice Address. All notices, requests and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Representative’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 13.3. Each such notice, request or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to any Lender pursuant to Section 2.1.4 shall be effective until actually received by the individual to whose attention at Lender such notice is required to be sent. Any written notice, request or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by the Borrower Representative shall be deemed received by all Obligors.

13.3.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements and other information required by Section 9.1.2, administrative matters and distribution of Loan Documents for execution. Collateral Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

13.3.3 Non-Conforming Communications. Collateral Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor.

13.4 Performance of Borrowers’ Obligations. Collateral Agent or Lenders may, in its/their discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Collateral Agent or any Lender to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Collateral Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Collateral Agent or any Lender under this Section shall be reimbursed to Collateral Agent and/or such Lender by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to the Loans. Any payment made or action taken by Collateral Agent or Lenders under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

13.5 Credit Inquiries. Each Obligor hereby authorizes Collateral Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary in connection with the establishment of credit lines and/or trade credit or any verification of any Obligor’s Accounts.

13.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

13.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise specifically provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

13.8 Counterparts; Facsimile Signatures. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Collateral Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

13.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

13.10 Obligations of Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Loans of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Collateral Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Collateral Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Collateral Agent and Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.

13.11 Confidentiality. During the term of this Agreement and for 12 months thereafter, Lenders agree to take reasonable precautions to maintain the confidentiality of any information that Borrowers deliver to Lenders and identify as confidential at the time of delivery, except that Lenders may disclose such information (a) to their respective officers, directors, employees, Affiliates and agents, including legal counsel, auditors and other professional advisors; (b) to any party to the Loan Documents from time to time; (c) pursuant to the order of any court or administrative agency; (d) upon the request of any Governmental Authority exercising regulatory authority over such Lender; (e) which ceases to be confidential, other than by an act or omission of any Lender, or which becomes available to any Lender on a nonconfidential basis; (f) to the extent reasonably required in connection with any litigation relating to any Loan Documents or transactions contemplated thereby, or otherwise as required by Applicable Law; (g) to the extent reasonably required for the exercise of any rights or remedies under the Loan Documents; (h) to any Transferee, as long as such Person agrees to be bound by the provisions of this Section; (i) to the National Association of Insurance Commissioners or any similar organization, or to any nationally recognized rating agency that requires access to information about a Lender’s portfolio in connection with ratings issued with respect to such Lender; (j) to any investor or potential investor in an Approved Fund that is a Lender or Transferee, but solely for use by such investor to evaluate an investment in such Approved Fund, or to any manager, servicer or other Person in connection with its administration of any such Approved Fund; or (k) with the consent of Borrower Representative. Notwithstanding the foregoing, Lenders may issue and disseminate to the public general information describing this credit facility, including the names and addresses of Borrowers and a general description of Borrowers’ businesses, and may use Borrowers’ names in advertising and other promotional materials.

13.12 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

13.13 Consent to Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES OF AMERICA LOCATED IN COOK COUNTY, ILLINOIS, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. Nothing herein shall limit the right of Collateral Agent or any Lender to bring proceedings against any Obligor in any other court. Nothing in this Agreement shall be deemed to preclude enforcement by Collateral Agent or any Lender of any judgment or order obtained in any forum or jurisdiction.

13.14 Waivers by Obligors. To the fullest extent permitted by Applicable Law, Obligors waives (a) the right to trial by jury (which Collateral Agent and each Lender hereby also waives) in any proceeding, claim or counterclaim of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Collateral Agent on which Obligors may in any way be liable, and hereby ratifies anything Collateral Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Collateral Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Collateral Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Collateral Agent and Lenders entering into this Agreement and that Collateral Agent and Lenders are relying upon the foregoing in their dealings with Obligor. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

13.15 Patriot Act Notice. Collateral Agent and Lenders hereby notify Obligor that pursuant to the requirements of the Patriot Act, Collateral Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Collateral Agent and Lenders to identify it in accordance with the Patriot Act. Collateral Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligor’s management and owners, such as legal name, address, social security number and date of birth.

13.16 Subordination. Each Obligor covenants and agrees that the payment of all indebtedness, principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Obligor), fees, charges, expenses, reasonable attorneys’ fees and any other sum, obligation or liability owing by any other Obligor to such Obligor, including any intercompany trade payables or royalty or licensing fees (collectively, the “Intercompany Obligations”), is subordinated, to the extent and in the manner provided in this Section 13.16, to the prior payment in full of all Obligations (herein, the “Senior Obligations”) and that the subordination is for the benefit of Lenders, and Lenders may enforce such provisions directly (it being understood that nothing in this Section 13.16 shall prohibit any payment on any Intercompany Obligations so long as no Default or Event of Default has occurred and is continuing).

(a) Each Obligor hereby (i) authorizes Lenders to demand specific performance of the terms of this Section 13.16 whether or not any other Obligor shall have complied with any of the provisions hereof applicable to it, at any time when such Obligor shall have failed to comply with any provisions of this Section 13.16 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(b) Upon any distribution of assets of any Obligor in any dissolution, winding-up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) and subject to the provisions of Section 13.16:

(i) Lenders shall first be entitled to receive payment in full in cash of the Senior Obligations before any Obligor is entitled to receive any payment on account of the Intercompany Obligations.

(ii) Any payment or distribution of assets of any Obligor of any kind or character, whether in cash, property or securities, to which any other Obligor would be entitled except for the provisions of Section 13.16, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to Lenders, to the extent necessary to make payment in full of all Senior Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to Lenders.

(iii) In the event that notwithstanding the foregoing provisions of Section 13.16, any payment or distribution of assets of any Obligor of any kind or character, whether in cash, property or securities, shall be received by any other Obligor on account of the Intercompany Obligations before all Senior Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to Lenders for application to the payment of the Senior Obligations until all of the Senior Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to Lenders.

(c) No right of the Lenders or any other present or future holders of any Senior Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Obligor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

13.17 Advertisement. Each Obligor hereby authorizes Lenders to publish the names of Borrowers and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Lenders elect to publish.

13.18 Intercreditor Agreement. Notwithstanding anything contained herein, this Agreement and the other Loan Documents and the rights, remedies, duties and obligations evidenced hereby and thereby are subject in all respects to the terms and conditions of the Intercreditor Agreement. Furthermore, without limitation of the sentence above, the rights of the Lenders and the duty and/or obligation of Collateral Agent to take any enforcement action hereunder and/or under or with respect to any other Loan Documents is subject in all respects to the terms and conditions of the Intercreditor Agreement. In the event there is a conflict between this Agreement and/or any other Loan Documents and the Intercreditor Agreement, the Intercreditor Agreement shall control and govern.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

KELLWOOD COMPANY

KWD HOLDINGS, INC.

KELLWOOD FINANCIAL RESOURCES, INC.

(formerly known as Newkell, Inc.)

PHAT FASHIONS LLC

PHAT LICENSING LLC

MEOW INC.

BETH’S BOUTIQUE, LLC

ZOBHA, LLC

AMERICAN RECREATION PRODUCTS, INC.

SIERRA DESIGNS ACQUISITION

CORPORATION

ROYAL ROBBINS, INC.

By:
Name:	Adrian Kowalewski
Title:	Senior Vice President

[Signature Page to Second Amended and Restated Term A Loan Agreement]

LENDERS: SCSF KELLWOOD FINANCE, LLC

By:
Name:	Maxwell Curtis Lentz
Title:	Vice President

SUN KELLWOOD FINANCE, LLC

By:
Name:	Maxwell Curtis Lentz
Title:	Vice President

COLLATERAL AGENT: SUN KELLWOOD FINANCE, LLC

By:
Name:	Maxwell Curtis Lentz
Title:	Vice President

[Signature Page to Second Amended and Restated Term A Loan Agreement]